Exhibit 99.3

PRO FORMA VALUATION UPDATE REPORT

SECOND STEP CONVERSION

Kearny Financial Corp. | Fairfield, New Jersey

PROPOSED HOLDING COMPANY FOR:

Kearny Federal Savings Bank | Fairfield, New Jersey

Dated as of January 16, 2015

1100 North Glebe Road Suite 600

Arlington, Virginia 22201

703.528.1700

rpfinancial.com

January 16, 2015

Boards of Directors

Kearny MHC

Kearny Financial Corp.

Kearny Federal Savings Bank

120 Passaic Avenue

Fairfield, New Jersey 07004

Members of the Boards of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”) and the Office of the Comptroller of the Currency (“OCC”), and applicable regulatory interpretations thereof. Our original appraisal report, dated August 8, 2014 (the “Original Appraisal”), which was filed in conjunction with the Application for Conversion that was subsequent withdrawn, is incorporated herein by reference as confirmed by the FRB. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On September 4, 2014, the respective Boards of Directors of Kearny MHC (the “MHC”) and Kearny Financial Corp. (“KRNY”) adopted the plan of conversion and reorganization (the “Plan of Conversion”) whereby the MHC will convert to stock form. As a result of the conversion, KRNY, which currently owns all of the issued and outstanding common stock of the Kearny Federal Savings Bank (the “Bank”), will be succeed by a Maryland corporation with the name of Kearny Financial Corp. (“Kearny Financial” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter also be referred to as Kearny Financial or the Company, unless otherwise identified as KRNY. As of December 31, 2014, the MHC had a majority ownership interest in, and its principal asset consisted of, approximately 77.12% of the common stock (the “MHC Shares”) of KRNY. The remaining 22.88% of KRNY’s common stock is owned by public stockholders.

It is our understanding that Kearny Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax-Qualified Plans including the Bank’s employee savings and stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may offered for sale to the public at large in a

Washington Headquarters
Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors

January 16, 2015

community offering and a syndicated or firm commitment underwritten offering. Upon completing the mutual-to-stock conversion and stock offering (the “second-step conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of KRNY will be exchanged for shares in the Company at a ratio that retains their ownership interest at the time the conversion is completed and the MHC assets will be consolidated with the Company.

In connection with the second-step conversion, the Company will contribute $5 million of Kearny Financial common stock and $5 million of cash to Kearny Federal Savings Foundation (the “Foundation”).

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Kearny Financial’s financial condition, including financial data through December 31, 2014; (2) an updated comparison of Kearny Financials financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which Kearny Financial’s common stock, immediately upon completion of the second-step offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Discussion of Relevant Considerations

1.	Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended June 30, 2014 and updated financial information through December 31, 2014. Kearny Financial’s assets increased by $37.9 million or 1.1% from June 30, 2014 to December 31, 2014, which was largely related to loan growth partially offset by decreases in cash and total investment securities during the six month period. Overall, cash and investments (inclusive of FHLB stock) decreased from $1.518 billion or 43.25% of assets at June 30, 2014 to $1.478 billion or 41.67% of assets at December 31, 2014. Loans receivable increased from $1.729 billion or 49.26% of assets at June 30, 2014 to $1.801 billion or 50.78% of assets at December 31, 2014. The balances for bank-owned life insurance (“BOLI”) and goodwill and other intangible assets were respectively slightly higher and lower at December 31, 2014 compared to June 30, 2014.

Boards of Directors

January 16, 2015

Table 1

Kearny Financial Corp.

Recent Financial Data

	At June 30, 2014		At Dec. 31, 2014
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$3,510,009	100.00%	$3,547,869	100.00%
Cash, cash equivalents	135,034	3.85	96,436	2.72

Securities available for sale	407,898	11.62	420,458	11.85
Securities held to maturity	216,414	6.17	219,906	6.20
MBS available for sale	437,223	12.46	391,548	11.04
MBS held to maturity	295,658	8.42	322,529	9.09

Total investment securities	1,357,193	38.67	1,354,441	38.18

Loans receivable, net	1,729,084	49.26	1,801,487	50.78
Bank-owned life insurance	88,820	2.53	90,126	2.54
FHLB stock	25,990	0.74	27,382	0.77
Goodwill/ Other intangible assets	109,381	3.12	109,281	3.08

Deposits	2,479,941	70.65	2,464,845	69.47
Borrowings	512,257	14.59	563,002	15.87
Total equity	494,676	14.09	493,234	13.90
Tangible equity	385,295	10.98	383,953	10.82

	12 Months Ended June 30, 2014		12 Months Ended Dec. 31, 2014
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$95,819	2.92%	$100,196	2.92%
Interest expense	(21,998)	(0.67)	(23,948)	(0.70)

Net interest income	73,821	2.25	76,248	2.22
Provisions for loan losses	(3,381)	(0.10)	(4,244)	(0.12)

Net interest income after prov.	70,440	2.15	72,004	2.10
Non-interest operating income	6,967	0.21	6,885	0.20
Gain on sale of loans	80	0.00	36	0.00
Gain(loss) on sale securities	1,517	0.05	1,298	0.04
Gain (loss) on sale of REO	(441)	(0.01)	(588)	(0.02)
Merger related expenses	(391)	(0.01)	(391)	(0.01)
Non-interest operating expense	(63,767)	(1.94)	(66,219)	(1.93)

Income before income tax expense	14,405	0.44	13,025	0.38
Income taxes	(4,217)	(0.13)	(3,318)	(0.10)

Net income	$10,188	0.31%	$9,707	0.28%

Sources: Kearny Financial’s prospectus, audited and unaudited financial statements, and RP Financial calculations.

Boards of Directors

January 16, 2015

Updated credit quality measures showed the balance of non-performing assets remained stable during the six month period ended December 31, 2014, with non-performing assets totaling $26.9 million at June 30. 2014 and at December 31, 2014. Non-performing assets equaled 0.76% of assets at December 31, 2014. As of December 31, 2014, non-performing assets consisted of $25.0 million of non-accruing loans and $1.9 million of real estate owned.

The Company’s interest-bearing funding composition showed a slight decrease in deposits and a slight increase in borrowings during the six month period ended December 31, 2014. Deposits decreased from $2.480 billion or 70.65% of assets at June 30, 2014 to $2.465 billion or 69.47% of assets at December 31, 2014. Borrowings increased from $512.3 million or 14.59% of assets at June 30, 2014 to $563.0 million or 15.87% of assets at December 31, 2014. The increase in borrowings was due to a $54.9 million increase in FHLB advances partially offset by a $4.2 million net decline in outstanding overnight “sweep account” balances linked to customer demand deposits.

Kearny Financial’s equity decreased from $494.7 million or 14.09% of assets at June 30, 2014 to $493.2 million or 13.90% of assets at December 31, 2014 and tangible equity decreased from $385.3 million or 10.98% of assets at June 30, 2014 to $384.0 million or 10.82% of assets at December 31, 2014. Most of the reduction in equity was related to the exercise of the remaining vested and outstanding options granted under the Company’s 2005 Stock Compensation Plan and Incentive Plan, which resulted in a $7.2 million reduction in equity. The decrease in stockholders’ equity also reflected an increase in accumulated other comprehensive loss. Largely offsetting the reduction in equity during the six month period was net income of $5.1 million and, a reduction of unearned ESOP shares for plan shares earned during the period and a net decrease in Treasury stock resulting from the re-issuance of 107,382 shares at an average cost of $11.48 per share resulting from the exercise of stock options during the quarter.

Kearny Financial’s operating results for the twelve months ended June 30, 2014 and December 31, 2014 are also set forth in Table 1. The Company’s reported earnings decreased from $10.2 million or 0.31% of average assets for the twelve months ended June 30, 2014 to $9.7 million or 0.28% of average assets for the twelve months ended December 31, 2014. The decrease in net income was primarily due to increases in loan loss provisions and operating expenses, which were somewhat offset by an increase in net interest income.

Kearny Financial’s net interest income increased from $73.8 million or 2.25% of average assets for the twelve months ended June 30, 2014 to $76.2 million or 2.22% of average assets for the twelve months ended December 31, 2014. The increase in net interest income was due to a more significant increase in interest income compared to interest expense, in which the increase in interest income was related to an increase in the average balance of interest-earning assets as the yield on interest-earning assets declined by two basis points during the six months ended December 31, 2014 compared to the year ago six month period. The increase in interest expense was due to an increase in the average balance of interest-bearing liabilities, as well as a six basis point increase in the cost of interest-bearing liabilities during the six month period ended December 31, 2014 compared to the year ago six month period. Accordingly, notwithstanding the increase in net interest income during the most recent twelve month period, Kearny Financial’s interest rate spread decreased from 2.35% during six month period ended December 31, 2013 to 2.27% during the six month period ended December 31, 2014.

Boards of Directors

January 16, 2015

Operating expenses increased from $63.8 million or 1.94% of average assets for the twelve months ended June 30, 2014 to $66.2 million or 1.93% of average assets during the twelve months ended December 31, 2014. Most of the increase in operating expenses was related an increase in salaries and employee benefit expense, which included increased compensation costs resulting from the acquisition of Atlas Bank on June 30, 2014. Overall, Kearny Financial’s updated ratios for net interest income and operating expenses provided for a fairly stable expense coverage ratio (net interest income divided by operating expenses), as Kearny Financial’s expense coverage ratios equaled 1.16x for the twelve months ended June 30, 2014 and 1.15x for the twelve months ended December 31, 2014.

Non-interest operating income (inclusive of gain on sale of loans) was slightly lower during the most recent twelve month period, decreasing from $7.1 million or 0.21% of average assets for the twelve months ended June 30, 2014 to $6.9 million or 0.20% of average assets for the twelve months ended December 31, 2014. Overall, when factoring non-interest operating income into core earnings, the Company’s updated efficiency ratio of 79.75% (operating expenses, as a percent of net interest income and non-interest operating income) was slightly less favorable compared to the 78.86% efficiency ratio recorded for the twelve months ended June 30, 2014.

The Company’s updated earnings showed a slight decrease in non-operating income, which was due to a decrease in gains on sale of securities and a slightly higher loss on the sale of real estate owned. Non-operating merger related expenses reflected no change in the Company’s updated earnings. Overall, non-operating income decreased from $685,000 or 0.03% of average assets for the twelve months ended June 30, 2014 to $319,000 or 0.01% of average assets for the twelve months ended December 31, 2014.

Slightly higher loan loss provisions were established in the most recent twelve period, increasing from $3.4 million or 0.10% of average assets for the twelve months ended June 30, 2014 to $4.2 million or 0.12% of average assets for the twelve months ended December 31, 2014. The increase in loan loss provisions during the most recent twelve month period was largely related to loan growth, including growth of commercial rea estate loans and commercial business loans, and an increase in specific losses recognized on non-performing loans individually reviewed for impairment. As of December 31, 2014, the Company maintained an allowance for loan losses of $12.9 million equal to 50.37% of non-performing loans.

2.	Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for Kearny Financial, the Peer Group and all publicly-traded thrifts. The Company’s and the Peer Group’s ratios are based on financial results through December 31, 2014 and September 30, 2014, respectively.

In general, the comparative balance sheet ratios for the Company and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Company’s updated interest-earning asset composition reflected

Boards of Directors

January 16, 2015

Table 2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of September 30, 2014

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equivalents	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk- Based	Risk- Based Capital
Kearny Financial Corp. of NJ
December 31, 2014			2.72%	38.95%	2.54%	50.78%	69.47%	15.87%	0.00%	13.90%	3.08%	10.82%	8.87%	2.06%	16.73%	3.67%	41.86%	6.18%	8.01%	10.51%	19.07%	19.73%

All Public Companies
Averages			4.81%	20.03%	1.84%	69.24%	73.55%	11.16%	0.40%	13.67%	0.72%	12.96%	8.62%	-0.75%	12.99%	7.08%	21.69%	19.61%	19.27%	12.72%	20.18%	21.26%
Medians			3.45%	17.14%	1.83%	71.25%	74.83%	9.40%	0.00%	12.84%	0.02%	11.71%	4.33%	-3.28%	8.78%	2.27%	4.58%	2.98%	3.44%	12.02%	17.50%	18.58%

State of NJ
Averages			2.94%	21.99%	2.47%	68.37%	68.81%	14.78%	0.17%	15.19%	1.05%	14.14%	7.78%	0.83%	12.33%	4.80%	16.20%	28.47%	31.41%	12.37%	17.07%	18.10%
Medians			2.29%	19.47%	2.28%	70.82%	69.36%	12.21%	0.00%	13.41%	0.50%	10.83%	7.24%	-1.07%	11.29%	0.70%	17.54%	2.28%	2.98%	10.07%	15.87%	17.09%

Comparable Recent Conversions(2)
BNCL	Beneficial Bancorp, Inc.	PA	5.74%	33.90%	0.95%	52.35%	79.21%	5.08%	0.57%	13.84%	2.92%	10.93%	-5.87%	-12.83%	-0.42%	-6.21%	-9.07%	-1.40%	-1.39%	10.76%	20.97%	22.24%

Comparable Group
Averages			4.10%	18.73%	1.93%	71.40%	67.04%	18.01%	0.64%	12.97%	1.14%	11.84%	18.36%	9.46%	22.66%	16.17%	37.55%	14.25%	10.24%	11.36%	18.61%	19.59%
Medians			1.60%	19.47%	2.09%	70.12%	72.44%	14.43%	0.00%	12.52%	0.57%	9.93%	7.39%	-7.42%	10.85%	1.20%	26.69%	4.35%	4.41%	10.84%	17.05%	18.30%

Comparable Group
BKMU	Bank Mutual Corporation	WI	1.47%	22.17%	2.63%	68.84%	72.44%	11.99%	0.00%	12.52%	0.01%	12.51%	-0.27%	-21.57%	10.85%	-4.70%	35.96%	4.35%	4.41%	11.39%	17.01%	18.26%
CFFN	Capitol Federal Financial, Inc.	KS	8.22%	26.42%	0.62%	63.18%	47.19%	36.39%	0.00%	15.13%	0.00%	15.13%	7.39%	12.77%	4.59%	0.95%	26.69%	-8.53%	-8.53%	13.16%	32.96%	33.20%
DCOM	Dime Community Bancshares, Inc.	NY	1.35%	2.31%	1.30%	92.04%	59.82%	25.16%	1.61%	10.41%	1.27%	9.14%	9.19%	-7.42%	10.61%	0.52%	39.22%	7.91%	9.11%	9.35%	NA	NA
NFBK	Northfield Bancorp, Inc.	NJ	2.29%	28.73%	4.38%	61.38%	51.65%	26.26%	0.00%	21.12%	0.57%	20.55%	7.24%	-20.36%	30.60%	1.20%	56.04%	-13.74%	-14.02%	NA	NA	NA
NWBI	Northwest Bancshares, Inc.	PA	3.75%	13.91%	1.83%	75.19%	72.92%	11.22%	1.32%	13.76%	2.29%	11.46%	-1.03%	-17.78%	4.07%	-0.31%	1.38%	-5.43%	-6.69%	12.79%	19.03%	20.29%
OCFC	OceanFirst Financial Corp.	NJ	1.20%	22.66%	2.41%	70.82%	77.15%	11.55%	1.19%	9.47%	0.00%	9.47%	0.98%	-14.36%	7.22%	0.70%	2.69%	2.28%	2.28%	NA	NA	NA
ORIT	Oritani Financial Corp.	NJ	0.58%	14.54%	2.13%	80.17%	52.18%	29.78%	0.00%	16.16%	0.00%	16.16%	13.93%	24.39%	12.87%	17.83%	17.54%	-1.29%	-1.29%	16.30%	18.70%	19.90%
PFS	Provident Financial Services, Inc.	NJ	1.05%	19.47%	2.09%	70.12%	68.04%	17.71%	0.00%	13.41%	4.80%	8.61%	14.68%	4.74%	17.66%	8.99%	46.69%	13.28%	13.10%	9.05%	12.04%	13.10%
TRST	TrustCo Bank Corp NY	NY	13.76%	17.59%	0.00%	66.27%	86.97%	3.93%	0.00%	8.50%	0.01%	8.49%	2.76%	-8.25%	8.94%	2.33%	-2.84%	9.90%	9.92%	8.56%	17.05%	18.30%
UBNK	United Financial Bancorp, Inc.	CT	1.60%	19.93%	2.29%	71.11%	75.82%	9.64%	1.56%	12.26%	2.33%	9.93%	139.46%	151.80%	130.39%	138.11%	203.13%	120.67%	79.33%	10.28%	13.48%	14.08%
WSFS	WSFS Financial Corporation	DE	9.85%	18.26%	1.59%	66.23%	73.27%	14.43%	1.40%	9.96%	1.22%	8.74%	7.65%	0.09%	11.44%	12.27%	-13.42%	27.38%	25.04%	NA	NA	NA

(1)	Includes loans held for sale.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2015 by RP® Financial, LC.

Boards of Directors

January 16, 2015

Table 3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended September 30, 2014

				Net Interest Income					Non- Interest Income			Non-Op. Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)
Kearny Financial Corp. of NJ
December 31, 2014			0.28%	2.92%	0.70%	2.22%	0.12%	2.10%	0.00%	0.20%	1.93%	0.01%	0.00%	0.10%	3.16%	0.88%	2.28%	$7,780	25.47%

All Public Companies
Averages			0.64%	3.63%	0.62%	3.00%	0.09%	2.92%	0.24%	0.59%	2.97%	-0.02%	0.00%	0.14%	3.89%	0.79%	3.11%	$5,986	27.74%
Medians			0.60%	3.58%	0.61%	3.02%	0.07%	2.92%	0.04%	0.44%	2.83%	0.00%	0.00%	0.26%	3.84%	0.81%	3.13%	$5,095	31.58%

State of NJ
Averages			0.62%	3.51%	0.65%	2.86%	0.12%	2.74%	0.02%	0.32%	2.08%	-0.04%	0.00%	0.33%	3.81%	0.82%	3.05%	$8,767	33.64%
Medians			0.60%	3.47%	0.69%	2.96%	0.09%	2.76%	0.00%	0.23%	2.03%	0.00%	0.00%	0.38%	3.82%	0.86%	3.16%	$7,913	34.47%

Comparable Recent Conversions(2)
BNCL	Beneficial Bancorp, Inc.	PA	0.29%	3.12%	0.52%	2.60%	0.10%	2.50%	0.01%	0.48%	2.63%	0.00%	0.00%	0.07%	3.37%	0.66%	2.71%	$5,560	18.58%

Comparable Group
Averages			0.85%	3.59%	0.63%	2.96%	0.08%	2.87%	0.03%	0.57%	2.10%	-0.10%	0.00%	0.42%	3.86%	0.81%	3.05%	$8,482	30.65%
Medians			0.82%	3.47%	0.51%	3.09%	0.07%	2.97%	0.01%	0.42%	2.03%	0.00%	0.00%	0.39%	3.82%	0.68%	3.19%	$7,395	34.08%

Comparable Group
BKMU	Bank Mutual Corporation	WI	0.58%	3.39%	0.43%	2.96%	0.07%	2.89%	0.08%	0.87%	2.91%	0.00%	0.00%	0.35%	3.77%	0.55%	3.22%	$3,499	37.90%
CFFN	Capitol Federal Financial, Inc.	KS	0.82%	3.07%	1.12%	1.95%	0.01%	1.94%	0.00%	0.24%	0.96%	0.00%	0.00%	0.40%	3.15%	1.36%	1.79%	$13,800	32.53%
DCOM	Dime Community Bancshares, Inc.	NY	1.02%	4.08%	1.14%	2.95%	-0.03%	2.98%	0.00%	0.18%	1.46%	0.02%	0.00%	0.70%	4.28%	1.35%	2.93%	$11,754	40.84%
NFBK	Northfield Bancorp, Inc.	NJ	0.75%	3.33%	0.55%	2.78%	0.04%	2.74%	0.00%	0.31%	1.85%	-0.01%	0.00%	0.44%	3.60%	0.85%	2.75%	$9,916	36.98%
NWBI	Northwest Bancshares, Inc.	PA	0.82%	3.85%	0.73%	3.12%	0.26%	2.87%	0.00%	0.86%	2.71%	0.12%	0.00%	0.31%	4.23%	0.95%	3.28%	$3,850	27.56%
OCFC	OceanFirst Financial Corp.	NJ	0.74%	3.48%	0.31%	3.16%	0.09%	3.08%	0.04%	0.73%	2.54%	-0.18%	0.00%	0.39%	3.63%	0.38%	3.25%	$6,420	34.47%
ORIT	Oritani Financial Corp.	NJ	1.35%	4.25%	1.06%	3.20%	0.02%	3.18%	0.00%	0.19%	1.32%	0.00%	0.00%	0.70%	4.49%	1.30%	3.19%	$16,169	34.08%
PFS	Provident Financial Services, Inc.	NJ	0.90%	3.47%	0.51%	2.96%	0.07%	2.90%	0.01%	0.49%	2.03%	-0.09%	0.00%	0.38%	3.82%	0.68%	3.14%	$8,427	29.79%
TRST	TrustCo Bank Corp NY	NY	0.97%	3.42%	0.34%	3.09%	0.12%	2.97%	0.01%	0.38%	1.83%	0.05%	0.00%	0.60%	3.49%	0.40%	3.09%	$6,253	38.13%
UBNK	United Financial Bancorp, Inc.	CT	0.20%	3.64%	0.41%	3.23%	0.17%	3.06%	0.08%	0.42%	2.50%	-0.85%	0.00%	0.00%	3.98%	0.58%	3.40%	$7,395	-0.18%
WSFS	WSFS Financial Corporation	DE	1.18%	3.46%	0.34%	3.12%	0.10%	3.02%	0.09%	1.60%	3.01%	-0.14%	0.00%	0.39%	4.00%	0.46%	3.54%	$5,818	25.02%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.
(2)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2015 by RP® Financial, LC.

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January 16, 2015

a higher concentration of cash and investments and a lower concentration of loans. Overall, the Company’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 92.45% and 94.23%, respectively.

Kearny Financial’s updated funding composition continued to show fairly similar concentrations of deposits and borrowings relatively to the comparable Peer Group ratios. Updated interest-bearing liabilities-to-assets ratios equaled 85.34% and 85.69% for the Company and the Peer Group, respectively. Kearny Financial’s updated tangible equity-to-assets ratio equaled 10.82%, which remained slightly below the comparable Peer Group ratio of 11.84%. Overall, Kearny Financial’s updated interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 108.33%, which remained slightly below the comparable Peer Group ratio of 109.97%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase Kearny Financial’s IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering and the net proceeds realized from the offering will be primarily deployed into interest-earning assets.

Updated growth rates for Kearny Financial and the Peer Group are based on annual growth rates for the twelve months ended December 31, 2014 and September 30, 2014, respectively. Kearny Financial recorded an 8.87% increase in assets, which was primarily attributable to a 16.73% increase in loans supplemented with a 2.06% increase in cash and investments. Comparatively, asset growth for the Peer Group equaled 18.36%, which continued to reflect acquisition growth involving the merger of United Financial Bancorp and Rockville Financial. The Peer Group’s asset growth was primarily attributable to a 22.66% increase in loans and was supplemented with a 9.46% increase in cash and investments.

On the funding side of the balance sheet, Kearny Financial’s asset growth was funded by deposit growth of 3.67% and a 41.86% increase in borrowings. Comparatively, asset growth for the Peer Group was funded by a 16.17% increase in deposits and a 37.55% increase in borrowings. Updated tangible net worth growth rates showed an increase of 8.01% for the Company and a 10.24% increase for the Peer Group. As noted in the Original Appraisal, the Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Table 3 displays comparative operating results for Kearny Financial and the Peer Group, based on the Company’s and the Peer Group’s earnings for the twelve months ended December 31, 2014 and September 30, 2014, respectively. Kearny Financial and the Peer Group reported net income to average assets ratios of 0.28% and 0.85%, respectively. Higher ratios for net interest income and non-interest operating income continued to represent earnings advantages for the Peer Group, which were partially offset by earnings advantages maintained by the Company with respect to a lower operating expense ratio, a higher level of net gains and a lower effective tax rate.

In terms of core earnings strength, updated expense coverage ratios posted by Kearny Financial and the Peer Group equaled 1.15x and 1.41x, respectively. The Peer Group’s higher expense coverage continued to be supported by a higher net interest income ratio, which

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January 16, 2015

was partially offset by the Company’s lower operating expense ratio. The Peer Group’s higher net interest income ratio was primarily realized through maintenance of a higher interest income ratio and, to a lesser extent, a slightly lower interest expense ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.20% and 0.60% of the Company’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing Kearny Financial’s core earnings strength relative to the Peer Group’s, the Company’s updated efficiency ratio of 79.75% remained higher or less favorable than the Peer Group’s efficiency ratio of 58.99%.

Net gains and losses realized from the sale of assets and other non-operating items continued to have a slightly more favorable impact on the Company’s earnings, as the Company reported net non-operating gains equal to 0.01% of average assets and the Peer Group reported a net non-operating loss equal to 0.10% of average assets. As set forth in the Original Appraisal, typically such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Company’s and the Peer Group’s updated earnings.

Loan loss provisions remained a comparable factor for the Company and Peer Group, with loan loss provisions established by the Company and the Peer Group equaling 0.12% and 0.08% of average assets, respectively.

The Company’s effective tax rate of 25.47% remained lower than the Peer Group’s effective tax rate of 30.65%. As set forth in the prospectus, the Company’s effective marginal tax rate is equal to 35.0%.

The Company’s updated credit quality measures continued to imply a fairly similar degree of credit risk exposure relative to the Peer Group’s implied credit risk exposure. As shown in Table 4, the Company’s ratios for non-performing/assets and non-performing loans/loans equaled 0.76% and 1.38%, respectively, versus comparable measures of 1.12% and 1.40% for the Peer Group. The Company’s and the Peer Group’s loss reserves as a percent of non-performing loans equaled 50.37% and 84.10%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.69% for the Company, versus 1.02% for the Peer Group. Net loan charge-offs remained a comparable factor for the Company and the Peer Group, as net loan charge-offs as a percent of loans equaled 0.17% for the Company and 0.16% for the Peer Group.

3.	Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has been mixed. Following the first week of August 2014, the broader stock market generally drifted higher through the balance of August as investors were encouraged by the absence of more negative geopolitical news coming out of the Middle East and Ukraine along with a favorable report on housing starts for July. The S&P 500 closed above 2000 for the first time in late-August. Stocks traded higher to close out the first week of September, as weaker-than-expected job growth reflected in the August employment report lessened expectations of a

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January 16, 2015

Table 4

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of September 30, 2014

				NPAs &				Rsrves/
			REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
			Assets	Assets (1)	Loans (1)	Loans HFI	NPLs (1)	90+Del (1)	Chargeoffs (2)	Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Kearny Financial Corp. of NJ
December 31, 2014			0.05%	0.76%	1.38%	0.69%	50.37%	46.78%	$3,153	0.17%

All Public Companies
Averages			0.34%	2.03%	2.36%	1.26%	79.40%	67.94%	$3,521	0.21%
Medians			0.17%	1.40%	1.69%	1.12%	59.99%	49.06%	$774	0.12%

State of NJ
Averages			0.42%	1.93%	2.17%	1.02%	66.50%	58.15%	$3,383	0.21%
Medians			0.08%	1.35%	1.60%	1.06%	52.74%	50.10%	$1,841	0.13%

Comparable Recent Conversions(3)
BNCL	Beneficial Bancorp, Inc.	PA	0.05%	1.05%	1.88%	2.22%	117.99%	112.91%	$10,788	0.46%

Comparable Group
Averages			0.12%	1.12%	1.40%	1.02%	84.10%	70.80%	$5,421	0.16%
Medians			0.12%	1.00%	1.28%	1.20%	68.07%	66.51%	$2,282	0.12%

Comparable Group
BKMU	Bank Mutual Corporation	WI	0.23%	0.76%	0.76%	1.39%	182.41%	128.07%	$1,839	0.12%
CFFN	Capitol Federal Financial, Inc.	KS	0.04%	0.54%	0.79%	0.15%	18.62%	17.20%	$1,004	0.02%
DCOM	Dime Community Bancshares, Inc.	NY	0.02%	0.58%	0.55%	0.47%	85.74%	74.62%	$37	0.00%
NFBK	Northfield Bancorp, Inc.	NJ	0.02%	1.35%	2.12%	1.44%	68.07%	66.51%	$1,841	0.12%
NWBI	Northwest Bancshares, Inc.	PA	0.19%	1.86%	2.18%	1.20%	55.19%	49.34%	$24,415	0.42%
OCFC	OceanFirst Financial Corp.	NJ	0.28%	2.02%	2.43%	0.99%	40.67%	35.02%	$6,582	0.41%
ORIT	Oritani Financial Corp.	NJ	0.12%	0.71%	0.73%	1.21%	166.30%	138.26%	$695	0.03%
PFS	Provident Financial Services, Inc.	NJ	0.08%	1.50%	2.01%	1.06%	52.74%	50.10%	$7,878	0.14%
TRST	TrustCo Bank Corp NY	NY	0.14%	1.16%	1.52%	1.51%	99.33%	87.34%	$6,810	0.23%
UBNK	United Financial Bancorp, Inc.	CT	0.05%	0.84%	0.98%	0.59%	59.69%	50.02%	$2,282	0.09%
WSFS	WSFS Financial Corporation	DE	0.13%	1.00%	1.28%	1.24%	96.32%	82.30%	$6,252	0.21%

(1)	Includes TDRs for the Company and the Peer Group.
(2)	Net loan chargeoffs are shown on a last twelve month basis.
(3)	Ratios are based on the date of the most recent financial statements disclosed in the offering prospectus.

Source: SNL Financial, LC and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2015 by RP® Financial, LC.

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January 16, 2015

near term rate hike by the Federal Reserve. Escalating tensions in Ukraine and the upcoming meeting of the Federal Reserve weighed on the stock market heading into mid-September. Reassuring comments from the Federal Reserve that short-term rates will remain near zero for a “considerable time” contributed to the Dow Jones Industrial Average (“DJIA”) closing at a record high following the Federal Reserve’s mid-September policy meeting. Concerns about the pace of China’s economic growth and some favorable economic reports on the U.S. economy provided for an up and down stock market at the close of third quarter.

Volatility continued to prevail in the broader stock market at the start of the fourth quarter of 2014, with concerns about a softening global economy contributing to a sell-off at the beginning of the fourth quarter that was followed by a rebound supported by a favorable employment report for September. Heightened concerns over slowing economic growth in Europe, a disappointing retail sales report for September and the uncertain outlook for third quarter earnings fueled a sharp decline in the broader stock market in mid-October, with the DJIA declining 5% over five trading sessions. Stocks rallied following the sell-off with such factors as some favorable third quarter earnings reports, increased expectations that the European Central Bank would increase stimulus, a rise in U.S. consumer sentiment in October and an increase in September housing starts contributing to the gains. The upward trend in the broader stock market continued into the first half of November, with the DJIA closing at record highs for five consecutive trading sessions following the mid-term election. The positive trend in the broader stock market continued during the second half of November and into early-December, as investors cheered China’s rate cut. Led by a rebound in big energy stocks and a favorable employment report for November, the DJIA and S&P 500 closed at record highs in early-December. Pressured by steepening declines in oil prices and fresh signs of economic weakness in Europe and Japan, stocks retreated heading into mid-December. Buoyed by the Federal Reserve’s pledge to be patient when it comes to raising interest rates and stronger-than-expected third quarter GDP growth, stocks rallied in the second half of December. The DJIA closed above 18000 for the first time on December 23, 2014 and posted gains for seven consecutive trading sessions through December 26, 2014. Stocks retreated at the close of 2014, which was largely attributable to profit taking.

Stocks tumbled at the start of 2015, as oil fell below $50 per barrel and fresh worries about Europe’s economy stoked fears of deflation. A rebound in oil prices supported a two day rebound in the broader stock market, which was followed by a downward trend through mid-January. Factors contributing to the downturn included a further drop in oil prices, a weak reading for December wage growth, disappointing retail sales for December and lackluster fourth quarter earnings results posted by some of the nation’s largest banks. After five consecutive sessions of losses, some upbeat reports on the U.S. economy and a rebound in energy shares contributed to a stock market rally heading into the second half of January. On January 16, 2015, the DJIA closed at 17511.57 or 5.77% higher since the date of the Original Appraisal and the NASDAQ closed at 4634.38 or 6.03% higher since the date of the Original Appraisal.

The market for thrift stocks has also been somewhat mixed since the date of the Original Appraisal, but, overall, thrift stocks underperformed the broader stock market. Thrift stocks edged higher along with the broader stock market during the last three weeks of August 2014, with the favorable report for July housing starts contributing to stock market gains in the thrift sector. Investors shrugged off the disappointing employment report for August, as the thrift

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January 16, 2015

sector showed little movement during the first two weeks of September. Financial shares edged higher following the Federal Reserve’s mid-September policy meeting, based on comments that the Federal Reserve was staying the course regarding interest rate monetary policies. Concerns about a global economic slowdown dragged bank and thrift stocks lower at the close of the third quarter.

Financial shares traded in line with the broader stock market in early-October 2014, initially trading lower on the global economic outlook and then rebounding in response to September employment data showing stronger-than-expected job growth. The rebound was short-lived, as the financial sector participated in the broader stock market sell-off in mid-October. Third quarter earnings releases posted by some of the big banks showed net interest margins continued to be squeezed by low interest rates. Some favorable reports on September housing starts and existing home sales helped thrift stocks to rebound modestly following the sell-off. Thrift stocks participated in the broader stock market rally that extended in mid-November, as the Federal Reserve’s late-October policy statement repeated its pledge to keep interest rates low for the foreseeable future and indicated a brighter economic outlook. Signs of financial sector merger activity picking up also contributed to the gains in thrift stocks heading into mid-November. Thrift shares traded in a narrow range during the second half of November and then retreated at the start of December, as disappointing economic reports coming out of China and Europe impacted the broader stock market. November’s favorable employment report boosted the thrift sector at the close of the first week of December, which was followed by a downturn in financial shares going into mid-December as the prolonged slump in oil prices raised doubts about the health of the global economy and sparked a sell-off in the broader stock market. Financial shares rebounded along with the broader stock market during the second half of December, as the Federal Reserve’s comments on remaining patient with its approach to future rate increases were well received by bank investors.

Thrift stocks followed the broader stock market lower during the first half of January 2015, as a weak report for December retail sales and fourth quarter bank earnings showing net interest margins continued to be squeezed depressed financial stocks in general. The broader stock market rally at the start of the second half of January boosted thrift shares as well. On January 16, 2015, the SNL Index for all publicly-traded thrifts closed at 707.6, an increase of 0.63% since August 8, 2014.

Consistent with the performance of the SNL Index for all publicly-traded thrifts, the updated pricing measures for the Peer Group and all publicly-traded thrifts were generally little changed since the date of the Original Appraisal. The relative large declines in the Peer Group’s P/E multiples since the date of the Original Appraisal were largely related to Northfield Bancorp’s P/E multiples going from relative high multiples to not meaningful (“NM”) P/E multiples. Since the date of the Original Appraisal, the stock prices of nine out of the eleven Peer Group companies were higher as of January 16, 2015. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of August 8, 2014 and January 16, 2015.

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January 16, 2015

Average Pricing Characteristics

	At Aug. 8, 2014	At Jan. 16, 2015	% Change
Peer Group
Price/Earnings (x)	18.51x	16.48x	(10.97%)
Price/Core Earnings (x)	18.72	16.11	(13.94)
Price/Book (%)	120.63%	123.42%	2.31
Price/Tangible Book (%)	132.96	136.48	2.65
Price/Assets (%)	15.63	15.65	0.13
Avg. Mkt. Capitalization ($Mil)	$764.47	$782.02	2.30

All Publicly-Traded Thrifts
Price/Earnings (x)	17.73x	17.80x	0.39%
Price/Core Earnings (x)	17.65	17.51	(0.79)
Price/Book (%)	107.44%	106.45%	(0.92)
Price/Tangible Book (%)	115.47	114.48	(0.86)
Price/Assets (%)	13.13	13.64	3.88
Avg. Mkt. Capitalization ($Mil)	$402.94	$439.15	8.99

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

For purposes of comparable data in connection with the valuation of the Company, recent second-step conversion offerings are viewed to be the most relevant. As shown in Table 5, two second-step conversion offerings have been completed during the past three months. The average closing pro forma price/tangible book ratio of the two recent second-step conversion offerings equaled 87.50%. On average, the two second-step conversion offerings had price appreciation of 1.30% after their first week of trading. As of January 16, 2015, the two recent second-step conversion offerings showed an average price increase of 2.70% from their respective IPO prices.

Of the two recent second-step conversion offerings, Beneficial Bancorp’s second-step offering is viewed to be more comparable to Kearny Financial’s second-step offering. Beneficial Bancorp’s second-step offering closed on January 13, 2015. Gross

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Table 5

Pricing Characteristics and After-Market Trends

Conversions Completed in the Last Three Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares
							Excluding Foundation					% of	Benefit Plans				Initial
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Public Off.		Recog.	Stk	Mgmt.&	Div.
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	Form	Excl. Fdn.	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)
Standard Conversions
MB Bancorp, Inc. - MD	12/30/14	MBCQ- OTC Pink	$136	12.75%	3.02%	43%	$21.2	100%	132%	5.0%	N.A.	N.A.	8.0%	4.0%	10.0%	2.7%	0.00%
Melrose Bancorp, Inc. - MA*	10/22/14	MELR- NASDAQ	$195	11.05%	0.43%	62%	$27.2	100%	105%	5.4%	C/S	$300K/3.75%	8.0%	4.0%	10.0%	11.0%	0.00%

	Averages - Standard Conversions:		$165	11.90%	1.73%	53%	$24.2	100%	119%	5.2%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%	0.00%
	Medians - Standard Conversions:		$165	11.90%	1.73%	53%	$24.2	100%	119%	5.2%	N.A.	N.A.	8.0%	4.0%	10.0%	6.9%	0.00%
Second Step Conversions
Beneficial Bancorp, Inc. - PA*	1/13/15	BNCL- NASDAQ	$4,360	14.03%	0.86%	146%	$503.8	61%	92%	1.7%	N.A.	N.A.	4.0%	4.0%	10.0%	0.2%	0.00%
Pathfinder Bancorp, Inc. - NY*	10/17/14	PBHC- NASDAQ	$545	8.20%	1.33%	80%	$26.4	61%	132%	5.6%	N.A.	N.A.	4.0%	4.0%	10.0%	8.6%	0.00%

	Averages - Second Step Conversions:		$2,452	11.12%	1.10%	113%	$265.1	61%	112%	3.6%	N.A.	N.A.	4.0%	4.0%	10.0%	4.4%	0.00%
	Medians - Second Step Conversions:		$2,452	11.12%	1.10%	113%	$265.1	61%	112%	3.6%	N.A.	N.A.	4.0%	4.0%	10.0%	4.4%	0.00%

	Averages - All Conversions:		$1,309	11.51%	1.41%	83%	$144.6	80%	115%	4.4%	N.A.	N.A.	6.0%	4.0%	10.0%	5.6%	0.00%
	Medians - All Conversions:		$370	11.90%	1.10%	71%	$26.8	80%	118%	5.2%	N.A.	N.A.	6.0%	4.0%	10.0%	5.7%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
										First		After		After
	Conversion			Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Chge	Week(3)	Chge	Month(4)	Chge	1/16/15	Chge
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions
MB Bancorp, Inc. - MD	12/30/14	MBCQ- OTC Pink	60.6%	NM	13.8%	-1.3%	22.7%	-5.9%	$10.00	$10.45	4.5%	$10.59	5.9%	$10.70	7.0%	$10.70	7.0%
Melrose Bancorp, Inc. - MA*	10/22/14	MELR- NASDAQ	64.2%	47.1x	13.0%	0.3%	20.3%	1.4%	$10.00	$13.05	30.5%	$13.05	30.5%	$13.15	31.5%	$13.07	30.7%
	Averages - Standard Conversions:		62.4%	47.1x	13.4%	-0.5%	21.5%	-2.3%	$10.00	$11.75	17.5%	$11.82	18.2%	$11.93	19.3%	$11.89	18.9%
	Medians - Standard Conversions:		62.4%	47.1x	13.4%	-0.5%	21.5%	-2.3%	$10.00	$11.75	17.5%	$11.82	18.2%	$11.93	19.3%	$11.89	18.9%
Second Step Conversions
Beneficial Bancorp, Inc. - PA*	1/13/15	BNCL- NASDAQ	88.2%	57.9x	17.2%	0.3%	20.0%	1.3%	$10.00	$10.82	8.2%	$10.73	7.3%	$10.73	7.3%	$10.73	7.3%
Pathfinder Bancorp, Inc. - NY*	10/17/14	PBHC- NASDAQ	86.8%	20.9x	7.7%	0.4%	11.1%	4.2%	$10.00	$9.75	-2.5%	$9.52	-4.8%	$9.63	-3.7%	$9.81	-1.9%
	Averages - Second Step Conversions:		87.5%	39.4x	12.4%	0.3%	15.6%	2.7%	$10.00	$10.29	2.9%	$10.13	1.3%	$10.18	1.8%	$10.27	2.7%
	Medians - Second Step Conversions:		87.5%	39.4x	12.4%	0.3%	15.6%	2.7%	$10.00	$10.29	2.9%	$10.13	1.3%	$10.18	1.8%	$10.27	2.7%

	Averages - All Conversions:		74.9%	41.9x	12.9%	-0.1%	18.5%	0.2%	$10.00	$11.02	10.2%	$10.97	9.7%	$11.05	10.5%	$11.08	10.8%
	Medians - All Conversions:		75.5%	47.1x	13.4%	0.3%	20.1%	1.4%	$10.00	$10.64	6.4%	$10.66	6.6%	$10.72	7.2%	$10.72	7.2%

Note: * - Appraisal performed by RP Financial; BOLD = RP Fin. Did the business plan, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

January 16, 2015

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January 16, 2015

proceeds raised in Beneficial Bancorp’s second-step offering totaled $503.8 million, which was between the minimum and midpoint of the offering range. Beneficial Bancorp’s closing pro forma price/tangible book ratio equaled 88.18% and as of January 16, 2015 Beneficial Bancorp’s stock price was up 7.3% from its IPO price.

Shown in Table 6 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, which includes both of the second-step conversion offerings. The current average P/TB ratio for the recent fully-converted offerings equaled 87.88%, based on closing stock prices as of January 16, 2015.

As set forth in the Original Appraisal, RP Financial’s analysis of stock market conditions also considered recent trading activity in Kearny Financial’s stock. Since the date of the Original Appraisal, the trading price of the Company’s stock ranged from a low closing price of $12.99 on October 10, 2014 to a high closing price of $15.98 on August 19, 2014. As of January 16, 2015, the Company’s closing stock price was $13.68 per share which equaled an 11.00% decrease from Kearny Financial’s closing stock price of $15.37 per share as of the August 8, 2014 date of the Original Appraisal.

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to Kearny Financial’s pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters:	PreviousValuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

In terms of balance sheet strength, on a pro forma basis the Company’s updated financial condition continued to warrant a slight upward adjustment, based on upward adjustments for the Company’s slightly more favorable credit quality, balance sheet liquidity and stronger pro forma capital position. A moderate downward adjustment remained appropriate for earnings, as the Company’s reported and core earnings remained less favorable compared to the Peer Group’s reported and core earnings. A slight upward adjustment remained appropriate for the Company’s asset growth, based on the Company’s higher pro forma capital position that

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Table 6

Market Pricing Comparatives

Prices As of January 16, 2015

		Market Capitalization		Per Share Data
				Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Financial Institution		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies		$16.56	$439.15	$0.88	$15.30	17.80x	106.45%	13.64%	114.48%	17.51x	$0.29	1.79%	50.03%	$3,149	13.52%	12.91%	2.00%	0.65%	5.34%	0.67%	5.34%
Converted Last 3 Months (no MHC)		$11.20	$322.40	$0.29	$13.68	45.86x	81.74%	14.33%	87.88%	48.61x	$0.00	0.00%	0.00%	$1,866	18.12%	17.14%	0.87%	0.33%	2.32%	0.31%	2.17%

Converted Last 3 Months (no MHC)
MELR	Melrose Bancorp, Inc. of MA	$13.07	$36.98	$0.21	$15.57	62.24x	83.94%	17.03%	83.94%	62.24x	$0.00	0.00%	0.00%	$217	20.28%	20.28%	0.43%	0.28%	1.36%	0.28%	1.36%
PBHC	Pathfinder Bancorp, Inc. of NY	$9.81	$42.70	$0.48	$12.57	18.87x	78.03%	7.52%	85.08%	20.49x	$0.00	0.00%	0.00%	$568	11.93%	11.13%	1.33%	0.40%	4.15%	0.37%	3.81%
BNCL	Beneficial Bancorp, Inc. of PA	$10.73	$887.53	$0.17	$12.89	56.47x	83.24%	18.43%	94.62%	63.12x	$0.00	0.00%	0.00%	$4,814	22.14%	20.01%	0.86%	0.32%	1.44%	0.30%	1.34%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2015 by RP® Financial, LC.

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January 16, 2015

will provide the Company with greater leverage capacity compared to the Peer Group’s leverage capacity.

The general market for thrift stocks showed little change since the date of the Original Appraisal, with the SNL Index for all publicly-traded thrifts increasing 0.63% since the date of the Original Appraisal compared to an increase of 5.77% in the DJIA. Similar to the SNL Index for all publicly-traded thrifts, the updated pricing measures for the Peer Group were generally consistent with their pricing measures reflected in the Original Appraisal. Two second-step conversion offerings have been completed during the past three months. Pathfinder Bancorp’s second-step conversion offering was completed on October 17, 2014 and, as January 16, 2015, Pathfinder Bancorp’s stock price was down 1.9% from its IPO price. Beneficial Bancorp’s second-step conversion offering was completed on January 13, 2015, and, as January 16, 2015, Beneficial Bancorp’s stock price was up 7.3% from its IPO price. Kearny Financial’s stock price was down 11.00% since the date of the Original Appraisal and the $13.68 closing price on January 16, 2015 was slightly below the midpoint of the offering range as set forth in the Original Appraisal. Overall, in light of the recent volatility in the broader stock market and the decrease in Kearny Financial’s stock price since the date of Original Appraisal, marketing of the issue has been revised from no adjustment to a slight downward adjustment.

Overall, taking into account the foregoing factors, RP Financial concluded that as of January 16, 2015, the aggregate pro forma market value of Kearny Financial’s conversion stock equaled $893,152,780 at the midpoint equal to a 5.34% decrease from the Original Appraisal midpoint value. Based on the sale of a 77.13% ownership interest to the public, the midpoint of the public offering decreased from $725.0 million to $685.0 million. The MHC’s 77.13% ownership interest is consistent with the pro forma assumptions set forth in the prospectus, which is based on Kearny Financial’s shares outstanding as of December 31, 2014 adjusted for the the dilution resulting from net assets held by the MHC at December 31, 2014 (see Exhibit 4). The MHC’s ownership interest as of December 31, 2014 equaled 77.12%.

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Kearny Financial’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with Kearny Financial’s financial data as of December 31, 2014.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

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RP Financial also considered the trading price of Kearny Financial’s stock, which had a closing price of $13.68 as of January 16, 2015, a decrease of 11.00% from its closing price as of August 8, 2014. The $13.68 closing trading price implied a pro forma market capitalization for Kearny Financial of approximately $921.7 million, which is slightly above the midpoint of the updated valuation range.

The Company has adopted “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of ASC 718-40 in the valuation.

1. P/E Approach. The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $9.707 million for the twelve months ended December 31, 2014. In deriving Kearny Financial’s core earnings, the adjustments made to reported earnings were to eliminate net gains on the sale of investments securities equal to $1.298 million, loss on sale of real estate owned equal to $588,000 and merger related expenses equal to $391,000. As shown below, assuming an effective marginal tax rate of 35.0% for the earnings adjustments, the Company’s core earnings were estimated to equal $9.499 million for the twelve months ended December 31, 2014.

Amount
($000)

Net income	$9,707
Deduct: Net gain on sale of investment securities(1)	(844)
Add back: Loss on sale of real estate owned(1)	382
Add back: Merger related expenses(1)	254

Core earnings estimate	$9,499

(1)	Adjustments were tax effected at 35.0%

Based on Kearny Financial’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s reported and core P/E multiples at the $893.2 million midpoint value equaled 80.12 times and 81.64 times, respectively. The Company’s updated reported and core P/E multiples provided for premiums of 386.17% and 406.77% relative to the Peer Group’s average reported and core P/E multiples of 16.48 times and 16.11 times, respectively (versus premiums of 349.11% and 362.18% relative to the Peer Group’s average reported and core P/E multiples as indicated in the Original Appraisal). The Company’s updated reported and core P/E multiples indicated premiums of 418.24% and 443.54% relative to the Peer Group’s median reported and core P/E multiples, which equaled 15.46 times and 15.02 times, respectively (versus premiums of 409.38% and 445.18% relative to the Peer Group’s median reported and core P/E multiples as

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indicated in the Original Appraisal). The Company’s pro forma P/E ratios based on reported earnings at the minimum and the maximum equaled 69.63 times and 90.17 times, respectively, and based on core earnings at the minimum and the maximum equaled 70.99 times and 91.84 times, respectively. The Company’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 7, and the pro forma calculations are detailed in Exhibits 2 and 3.

2. P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $893.2 million midpoint value, the Company’s P/B and P/TB ratios equaled 81.10% and 90.01%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 123.42% and 136.48%, respectively, Kearny Financial’s updated ratios reflected a discount of 34.29% on a P/B basis and a discount of 34.05% on a P/TB basis (versus discounts of 31.38% and 31.12% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 118.96% and 129.34%, respectively, Kearny Financial’s updated ratios reflected discounts of 31.83% and 30.41% at the $893.2 million midpoint value (versus discounts of 27.19% and 29.87% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the maximum of the range, the Company’s P/B and P/TB ratios equaled 85.98% and 94.61%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 30.34% and 30.68%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the maximum of the range reflected discounts of 27.72% and 26.85%, respectively.

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals).

As discussed previously, the two recently completed second-step offerings had an average forma price/tangible book ratio at closing of 87.50% (see Table 5). In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied premium of 2.87%. The average current P/TB ratio of the two recently completed second-step offerings, based on closing stock prices as of January 16, 2015 equaled 89.85%. In comparison to the current average P/TB ratio for the two recent second-step conversion offerings, the Company’s P/TB ratio at the midpoint value reflects an implied premium of 0.18%.

As previously noted, of the two recently completed second-step offering, Beneficial Bancorp’s was viewed to be more comparable to Kearny Financial’s second-step offering. Beneficial Bancorp’s pro forma price/tangible book ratio at closing equaled 88.18%. In comparison, the Company’s pro forma price/tangible book ratio at the midpoint value reflects an implied premium of 2.08%. Beneficial Bancorp’s current P/TB ratio, based on closing stock prices as of January 16, 2014, equaled 94.62%. In comparison to Beneficial Bancorp’s current

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Table 7

Public Market Pricing Versus Peer Group

Kearny Financial Corp. and the Comparables

As of January 16, 2015

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Exchange	2nd Step
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Ratio	Proceeds
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	($Mil)
Kearny Financial Corp. of NJ
Maximum			$10.00	$1,026.38	$0.11	$11.63	90.17x	85.98%	24.16%	94.61%	91.84x	$0.08	0.80%	73.48%	$4,248	28.10%	26.20%	0.63%	0.27%	0.95%	0.26%	0.94%	1.5156x	$787.75
Midpoint			$10.00	$893.13	$0.12	$12.34	80.12x	81.10%	21.49%	90.01%	81.64x	$0.08	0.80%	65.31%	$4,156	26.51%	24.52%	0.65%	0.27%	1.01%	0.26%	0.99%	1.3179x	$685.00
Minimum			$10.00	$759.93	$0.14	$13.29	69.63x	75.24%	18.70%	84.39%	70.99x	$0.08	0.80%	56.79%	$4,064	24.85%	22.77%	0.66%	0.27%	1.08%	0.26%	1.06%	1.1202x	$582.25

All Non-MHC Public Companies(6)
Averages			$16.56	$439.15	$0.88	$15.30	17.80x	106.45%	13.64%	114.48%	17.51x	$0.29	1.79%	50.03%	$3,149	13.52%	12.91%	2.00%	0.65%	5.34%	0.67%	5.34%
Median			$13.52	$108.89	$0.76	$14.45	16.22x	98.21%	12.89%	102.41%	15.74x	$0.24	1.47%	41.74%	$1,025	12.67%	11.70%	1.49%	0.62%	5.13%	0.62%	5.05%

All Non-MHC State of NJ(6)
Averages			$13.82	$897.74	$0.74	$13.22	18.20x	105.60%	17.57%	115.66%	16.91x	$0.37	2.62%	57.99%	$4,754	16.58%	15.63%	1.18%	0.77%	5.38%	0.81%	5.72%
Medians			$14.42	$507.29	$0.76	$12.49	15.68x	104.28%	16.88%	116.33%	15.37x	$0.26	2.30%	49.92%	$2,617	14.79%	13.61%	1.17%	0.72%	5.54%	0.80%	5.98%

CBNJ	Cape Bancorp, Inc.	NJ	$9.06	$103.97	$0.57	$12.19	15.89x	74.33%	9.61%	88.77%	15.81x	$0.24	2.65%	42.11%	$1,082	12.93%	11.06%	1.60%	0.58%	4.47%	0.58%	4.48%
CSBK	Clifton Bancorp Inc.	NJ	$13.35	$356.13	$0.25	$13.41	NM	99.56%	29.39%	99.56%	NM	$0.24	1.80%	95.43%	$1,212	29.52%	29.52%	0.41%	0.54%	2.34%	0.53%	2.32%
ISBC	Investors Bancorp, Inc.	NJ	$10.81	$3,867.38	$0.40	$9.92	31.41x	109.00%	21.69%	111.94%	27.00x	$0.16	1.48%	34.64%	$17,833	19.90%	19.47%	0.88%	0.71%	5.28%	0.83%	6.18%
NFBK	Northfield Bancorp, Inc.	NJ	$14.33	$701.90	$0.40	$12.20	NM	117.47%	24.82%	120.73%	NM	$0.28	1.95%	66.67%	$2,925	21.12%	20.67%	1.34%	0.75%	2.95%	0.77%	3.02%
OSHC	Ocean Shore Holding Co.	NJ	$14.50	$93.10	$0.95	$16.25	15.26x	89.22%	9.02%	93.86%	15.28x	$0.24	1.66%	25.26%	$1,040	10.11%	9.66%	1.00%	0.60%	5.79%	0.60%	5.78%
OCFC	OceanFirst Financial Corp.	NJ	$16.52	$281.02	$1.15	$12.77	16.52x	129.34%	12.25%	129.34%	14.37x	$0.52	3.15%	49.00%	$2,309	9.47%	9.47%	2.02%	0.74%	7.85%	0.85%	9.08%
ORIT	Oritani Financial Corp.	NJ	$14.69	$658.45	$0.95	$11.60	15.46x	126.65%	20.47%	126.65%	15.45x	$0.70	4.77%	100.00%	$3,217	16.16%	16.16%	0.71%	1.35%	7.76%	1.35%	7.76%
PFS	Provident Financial Services, Inc.	NJ	$17.26	$1,119.95	$1.27	$17.40	14.63x	99.20%	13.30%	154.44%	13.54x	$0.60	3.48%	50.85%	$8,419	13.41%	9.05%	1.50%	0.90%	6.61%	0.97%	7.15%

Comparable Group
Averages			$18.67	$782.02	$1.36	$14.68	16.48x	123.42%	15.65%	136.48%	16.11x	$0.45	3.06%	94.11%	$5,087	12.95%	11.93%	1.14%	0.85%	7.01%	0.95%	7.84%
Medians			$14.33	$696.12	$0.80	$12.20	15.46x	118.96%	14.02%	129.34%	15.02x	$0.52	3.15%	56.33%	$4,582	12.26%	10.16%	1.08%	0.82%	6.61%	0.90%	7.46%

Comparable Group
BKMU	Bank Mutual Corporation	WI	$6.78	$315.73	NA	$6.03	21.87x	112.47%	13.58%	112.52%	NM	$0.16	2.36%	48.39%	$2,328	12.22%	12.21%	NA	0.63%	5.13%	NA	NA
CFFN	Capitol Federal Financial, Inc.	KS	$12.60	$1,772.23	$0.56	$10.59	22.50x	118.96%	18.00%	118.96%	22.58x	$0.30	2.38%	144.64%	$9,865	15.13%	15.13%	0.54%	0.82%	5.00%	0.82%	4.98%
DCOM	Dime Community Bancshares, Inc.	NY	$15.29	$563.48	$1.18	$12.38	12.85x	123.53%	12.85%	140.69%	12.98x	$0.56	3.66%	47.06%	$4,384	10.41%	9.25%	0.53%	1.02%	9.62%	1.01%	9.53%
NFBK	Northfield Bancorp, Inc.	NJ	$14.33	$701.90	$0.40	$12.20	NM	117.47%	24.82%	120.73%	NM	$0.28	1.95%	66.67%	$2,925	21.12%	20.67%	1.34%	0.75%	2.95%	0.77%	3.02%
NWBI	Northwest Bancshares, Inc.	PA	$12.00	$1,140.23	$0.65	$11.33	16.90x	105.87%	14.56%	127.06%	18.46x	$0.52	4.33%	228.17%	$7,827	13.76%	11.73%	1.85%	0.82%	5.87%	0.75%	5.37%
OCFC	OceanFirst Financial Corp.	NJ	$16.52	$281.02	$1.15	$12.77	16.52x	129.34%	12.25%	129.34%	14.37x	$0.52	3.15%	49.00%	$2,309	9.47%	9.47%	2.02%	0.74%	7.85%	0.85%	9.08%
ORIT	Oritani Financial Corp.	NJ	$14.69	$658.45	$0.95	$11.60	15.46x	126.65%	20.47%	126.65%	15.45x	$0.70	4.77%	100.00%	$3,217	16.16%	16.16%	0.71%	1.35%	7.76%	1.35%	7.76%
PFS	Provident Financial Services, Inc.	NJ	$17.26	$1,119.95	$1.27	$17.40	14.63x	99.20%	13.30%	154.44%	13.54x	$0.60	3.48%	50.85%	$8,419	13.41%	9.05%	1.50%	0.90%	6.61%	0.97%	7.15%
TRST	TrustCo Bank Corp NY	NY	$6.78	$643.38	$0.45	$4.11	14.55x	165.00%	14.02%	165.23%	15.02x	$0.26	3.87%	56.33%	$4,582	8.50%	8.49%	1.16%	0.97%	11.82%	0.94%	11.45%
UBNK	United Financial Bancorp, Inc.	CT	$13.63	$696.12	$0.66	$12.38	NM	110.13%	13.50%	136.01%	20.68x	$0.40	2.93%	235.29%	$5,314	12.26%	10.16%	0.75%	0.20%	1.60%	0.77%	6.08%
WSFS	WSFS Financial Corporation	DE	$75.51	$709.69	$6.32	$50.70	13.02x	148.95%	14.83%	169.67%	11.95x	$0.60	0.79%	8.79%	$4,783	9.96%	8.85%	0.99%	1.18%	12.85%	1.28%	14.02%

(1)	Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.
(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

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January 16, 2015

P/TB ratio, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 4.87%.

3. P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings – which have received greater weight in our valuation analysis. At the $893.2 million midpoint value Kearny Financial’s pro forma P/A ratio equaled 21.49%. In comparison to the Peer Group’s average P/A ratio of 15.65%, Kearny Financial’s P/A ratio indicated a premium of 37.32% (versus a premium of 45.30% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 14.02%, Kearny Financial’s P/A ratio at the $893.2 million midpoint value indicated a premium of 53.28% (versus a premium of 65.28% at the midpoint valuation in the Original Appraisal).

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of January 16, 2015, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering – including (1) newly-issued shares representing the MHC’s current ownership interest in the Company; (2) exchange shares issued to existing public shareholders of the Company; and (3) shares issued to the Foundation – was $893,152,780 at the midpoint, equal to 89,315,278 shares at a per share value of $10.00. The resulting range of value and pro forma shares, all based on $10.00 per share, are as follows:

	Total Shares	Offering Shares	Exchange Shares Issued to Public Shareholders	Foundation Shares	Exchange Ratio
Shares
Maximum	102,637,570	78,775,000	23,362,570	500,000	1.5156
Midpoint	89,315,278	68,500,000	20,315,278	500,000	1.3179
Minimum	75,992,987	58,225,000	17,267,987	500,000	1.1202

Distribution of Shares
Maximum	100.00%	76.75%	22.77%	0.49%
Midpoint	100.00%	76.69%	22.75%	0.56%
Minimum	100.00%	76.62%	22.72%	0.66%

Aggregate Market Value at $10 per share
Maximum	$1,026,375,700	$787,750,000	$233,625,700	$5,000,000
Midpoint	$893,152,780	$685,000,000	$203,152,780	$5,000,000
Minimum	$759,929,870	$582,250,000	$172,679,870	$5,000,000

Establishment of the Exchange Ratio

Conversion regulations provide that in a conversion of a mutual holding company, the minority shareholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Boards of Directors of the MHC and KRNY have independently determined the exchange ratio, which has been designed to preserve the current aggregate

Boards of Directors

January 16, 2015

percentage ownership in the Company held by the public shareholders. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription, community and syndicated or firm commitment underwritten offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 1.3179 shares for every one public share held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.1202 at the minimum and1.5156 at the maximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public shareholders or on the proposed exchange ratio.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of January 16, 2015

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Calculation of Minority Ownership Dilution in a Second Step Offering

5	Firm Qualifications Statement

EXHIBIT 1

Stock Prices

As of January 16, 2015

RP ® Financial, LC.

Exhibit 1-A

Weekly Thrift Market Line - Part One

Prices As of January 16, 2015

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	17.73	4,027	71.4	18.41	15.10	17.67	0.37	17.72	-3.70	0.48	0.48	16.30	16.30	105.15
ANCB	Anchor Bancorp	WA	20.52	2,550	52.3	22.00	16.75	20.42	0.49	18.96	0.59	0.23	0.22	21.04	21.04	151.20
ABCW	Anchor BanCorp Wisconsin Inc.	WI	34.85	9,245	322.2	37.96	28.00	34.83	0.06	NA	1.19	1.46	1.39	23.22	23.22	227.85
ASBB	ASB Bancorp, Inc.	NC	20.35	4,378	89.1	21.96	17.15	21.00	-3.10	16.35	-5.35	0.50	0.47	21.53	21.53	171.07
AF	Astoria Financial Corporation	NY	12.48	99,793	1,245.4	14.67	11.96	12.58	-0.79	-9.50	-6.59	0.85	0.85	14.69	12.83	154.92
AFCB	Athens Bancshares Corporation	TN	25.74	1,802	46.4	30.50	19.00	25.40	1.34	32.00	1.34	1.50	1.53	23.10	23.03	167.52
ACFC	Atlantic Coast Financial Corporation	FL	3.91	15,509	60.6	4.49	3.73	3.95	-1.01	-11.14	-1.51	-0.99	-0.83	4.54	4.54	46.03
BKMU	Bank Mutual Corporation	WI	6.78	46,568	315.7	7.35	5.74	6.66	1.80	-4.24	-1.17	0.31	NA	6.03	6.03	50.00
BFIN	BankFinancial Corporation	IL	11.40	21,102	240.6	12.17	9.06	11.57	-1.47	19.75	-3.88	0.37	0.39	8.59	8.50	67.34
BNCL	Beneficial Bancorp, Inc.	PA	10.73	82,715	887.5	13.05	10.03	10.91	-1.65	4.81	-3.81	0.20	0.23	7.40	5.84	52.71
BHBK	Blue Hills Bancorp, Inc.	MA	13.01	28,467	370.4	13.74	11.25	13.23	-1.66	NA	-4.20	NA	NA	14.41	13.92	59.25
BOFI	BofI Holding, Inc.	CA	80.21	14,814	1,188.2	106.55	64.62	80.34	-0.16	1.56	3.08	4.20	4.35	27.57	27.57	325.71
BYFC	Broadway Financial Corporation	CA	1.31	29,077	38.1	2.95	0.96	1.46	-10.27	9.18	0.00	0.09	0.09	1.36	1.36	11.62
BLMT	BSB Bancorp, Inc.	MA	18.58	9,063	168.4	19.35	14.93	18.90	-1.69	21.76	-0.27	0.41	0.41	14.91	14.91	147.38
CBNJ	Cape Bancorp, Inc.	NJ	9.06	11,475	104.0	11.26	8.82	9.23	-1.84	-13.05	-3.72	0.57	0.57	12.19	10.21	94.27
CFFN	Capitol Federal Financial, Inc.	KS	12.60	140,653	1,772.2	13.12	11.61	12.42	1.45	5.00	-1.41	0.56	0.56	10.59	10.59	70.14
CARV	Carver Bancorp, Inc.	NY	5.86	3,696	21.7	17.87	5.40	5.73	2.27	-18.61	-6.24	-0.32	-0.01	2.30	2.30	174.27
CFBK	Central Federal Corporation	OH	1.29	15,824	20.4	1.78	1.18	1.28	0.78	-6.52	5.74	0.05	0.01	1.45	1.45	19.44
CHFN	Charter Financial Corporation	GA	11.13	17,025	189.5	11.56	10.02	11.30	-1.50	3.44	-2.79	0.28	0.25	12.32	12.06	59.35
CHEV	Cheviot Financial Corp.	OH	13.40	6,708	89.9	14.25	10.12	13.60	-1.47	30.35	-5.70	0.40	0.34	14.13	12.53	85.40
CBNK	Chicopee Bancorp, Inc.	MA	16.04	5,311	85.2	17.96	13.56	16.54	-3.02	-7.28	-4.24	-0.04	-0.05	16.69	16.69	117.84
CSBK	Clifton Bancorp Inc.	NJ	13.35	26,676	356.1	13.78	11.29	13.27	0.60	1.01	-1.77	0.25	0.25	13.41	13.41	45.42
CWAY	Coastway Bancorp, Inc.	RI	11.25	4,949	55.7	11.89	10.04	11.33	-0.71	3.02	-3.18	NA	NA	14.22	14.22	91.22
DCOM	Dime Community Bancshares, Inc.	NY	15.29	36,853	563.5	18.23	14.02	15.45	-1.04	-9.42	-6.08	1.19	1.18	12.38	10.87	118.97
ENFC	Entegra Financial Corp.	NC	14.69	6,546	96.2	14.94	12.60	14.69	0.00	NA	2.08	NA	NA	15.94	15.94	135.10
ESSA	ESSA Bancorp, Inc.	PA	11.90	11,444	136.2	12.25	10.20	11.96	-0.50	4.02	-0.83	0.79	0.84	14.44	13.34	137.61
EVER	EverBank Financial Corp	FL	17.90	123,058	2,202.7	20.61	16.40	18.09	-1.05	0.90	-6.09	0.95	1.07	12.77	12.36	166.67
FCAP	First Capital, Inc.	IN	24.70	2,741	67.7	24.77	20.00	24.75	-0.20	21.08	1.48	2.03	1.98	20.50	18.54	167.96
FBNK	First Connecticut Bancorp, Inc.	CT	15.51	16,026	248.6	16.75	14.23	15.31	1.31	-0.45	-4.96	0.48	0.48	14.56	14.56	149.48
FDEF	First Defiance Financial Corp.	OH	33.38	9,343	311.9	35.70	24.88	33.45	-0.21	32.41	-2.00	2.29	2.31	29.69	22.84	230.23
FFNM	First Federal of Northern Michigan Bancorp, Inc.	MI	5.60	3,727	20.9	6.30	4.69	5.48	2.19	10.45	2.00	0.52	NA	8.04	7.68	83.69
FFNW	First Financial Northwest, Inc.	WA	12.24	15,379	188.2	12.43	9.93	12.06	1.49	13.54	1.66	0.77	0.77	11.76	11.76	59.52
FBC	Flagstar Bancorp, Inc.	MI	16.25	56,271	914.4	22.88	14.41	16.38	-0.79	-18.87	3.31	0.98	2.42	19.28	19.28	171.05
FXCB	Fox Chase Bancorp, Inc.	PA	16.47	12,011	197.8	18.08	15.68	16.62	-0.90	-5.07	-1.20	0.66	0.66	14.78	14.78	89.47
FSBW	FS Bancorp, Inc.	WA	18.23	3,236	59.0	18.60	15.50	18.47	-1.30	7.24	-0.11	1.19	1.16	19.78	19.78	145.75
GTWN	Georgetown Bancorp, Inc.	MA	16.55	1,828	30.2	18.56	14.08	16.75	-1.19	6.16	0.61	0.71	0.71	16.45	16.45	147.59
HBK	Hamilton Bancorp, Inc.	MD	12.60	3,413	43.0	14.48	10.04	12.99	-3.00	-10.00	-3.08	-0.28	-0.34	17.31	16.48	85.92
HFFC	HF Financial Corp.	SD	14.20	7,055	100.2	15.00	12.92	14.35	-1.07	7.14	1.76	1.06	1.05	14.54	13.86	178.20
HIFS	Hingham Institution for Savings	MA	82.24	2,129	175.1	90.77	66.12	86.04	-4.42	4.90	-5.48	10.44	NA	57.08	57.08	729.16
HMNF	HMN Financial, Inc.	MN	12.55	4,470	56.1	13.95	8.94	12.56	-0.08	17.51	1.21	4.86	4.86	14.45	14.45	132.97
HBCP	Home Bancorp, Inc.	LA	22.89	7,115	162.9	23.50	19.12	22.95	-0.26	10.79	-0.22	1.27	1.57	21.24	20.58	177.07
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	19.30	2,198	42.4	20.30	17.32	19.30	0.00	11.30	-1.18	1.37	1.32	19.36	19.36	154.88
HMST	HomeStreet, Inc.	WA	17.33	14,857	257.5	20.05	15.95	17.46	-0.74	-12.25	-0.46	1.05	1.20	19.83	18.86	233.88
IROQ	IF Bancorp, Inc.	IL	16.54	4,378	72.4	17.49	15.90	16.79	-1.49	-2.14	-2.19	0.86	0.89	18.78	18.78	123.39
ISBC	Investors Bancorp, Inc.	NJ	10.81	357,759	3,867.4	11.36	9.68	10.81	0.00	8.35	-3.70	0.34	0.40	9.92	9.66	49.85
JXSB	Jacksonville Bancorp, Inc.	IL	22.14	1,799	39.8	24.00	19.40	23.00	-3.74	13.07	-3.74	1.65	1.50	25.02	23.50	173.42
LPSB	La Porte Bancorp, Inc.	IN	12.65	5,727	72.4	12.86	10.60	12.44	1.68	17.13	1.28	0.78	0.76	14.62	13.08	89.16
LABC	Louisiana Bancorp, Inc.	LA	22.20	2,797	62.1	24.10	17.91	22.10	0.45	21.84	-1.11	1.00	1.00	20.67	20.67	115.04
MCBK	Madison County Financial, Inc.	NE	20.10	3,032	61.0	23.00	16.74	20.10	0.00	14.53	3.93	1.02	1.05	20.35	20.01	99.56
MLVF	Malvern Bancorp, Inc.	PA	12.55	6,558	82.3	12.79	10.13	12.56	-0.08	16.20	3.80	0.05	0.05	11.71	11.71	82.68
MELR	Melrose Bancorp, Inc.	MA	13.07	2,830	37.0	14.12	12.75	13.18	-0.83	NA	-1.28	NA	NA	NA	NA	75.17
EBSB	Meridian Bancorp, Inc.	MA	11.30	54,708	618.2	11.60	9.16	11.27	0.27	19.77	0.71	0.38	0.30	10.44	10.19	57.92
CASH	Meta Financial Group, Inc.	SD	32.78	6,194	203.0	46.38	32.24	34.00	-3.59	-19.91	-6.45	2.53	2.62	28.33	27.91	331.62
NVSL	Naugatuck Valley Financial Corporation	CT	9.17	7,002	64.2	9.24	7.09	8.82	3.91	27.65	7.07	-0.31	-0.25	8.49	8.49	69.85
NHTB	New Hampshire Thrift Bancshares, Inc.	NH	15.60	8,258	128.8	16.12	14.05	15.40	1.30	2.36	-0.13	1.09	1.16	15.88	9.24	179.60
NYCB	New York Community Bancorp, Inc.	NY	15.45	442,647	6,838.9	17.36	13.75	15.74	-1.84	-9.38	-3.44	1.07	1.07	13.05	7.53	109.97
NFBK	Northfield Bancorp, Inc.	NJ	14.33	48,981	701.9	15.15	12.27	14.35	-0.14	11.26	-3.18	0.39	0.40	12.20	11.87	59.71
NWBI	Northwest Bancshares, Inc.	PA	12.00	95,019	1,140.2	15.11	11.79	12.04	-0.33	-18.09	-4.23	0.71	0.65	11.33	9.44	82.37
OSHC	Ocean Shore Holding Co.	NJ	14.50	6,421	93.1	15.00	13.30	14.16	2.40	5.61	1.26	0.95	0.95	16.25	15.45	161.98
OCFC	OceanFirst Financial Corp.	NJ	16.52	17,011	281.0	19.47	13.94	16.27	1.54	-3.45	-3.62	1.00	1.15	12.77	12.77	135.72
ONFC	Oneida Financial Corp.	NY	12.85	7,022	90.2	13.85	12.12	12.85	0.00	5.50	-1.15	0.92	0.75	13.51	9.75	112.04
ORIT	Oritani Financial Corp.	NJ	14.69	44,823	658.4	16.84	13.69	14.61	0.55	-4.98	-4.61	0.95	0.95	11.60	11.60	71.77
PBHC	Pathfinder Bancorp, Inc.	NY	9.81	4,352	42.7	10.20	8.20	9.92	-1.11	19.96	0.10	0.57	0.52	7.39	6.34	130.98
PBCT	People’s United Financial, Inc.	CT	14.28	307,800	4,395.4	15.50	13.61	14.59	-2.12	-7.09	-5.93	0.84	0.84	15.05	8.22	116.95
PBSK	Poage Bankshares, Inc.	KY	14.88	3,882	57.8	16.60	12.46	14.65	1.57	5.91	0.07	0.20	0.48	17.21	16.63	106.07
PBCP	Polonia Bancorp, Inc.	PA	10.39	3,336	34.7	10.91	8.80	10.45	-0.57	2.87	-0.57	0.00	0.00	11.64	11.64	89.30
PROV	Provident Financial Holdings, Inc.	CA	15.10	9,152	138.2	16.18	13.75	15.37	-1.76	3.85	-0.20	0.77	0.77	15.84	15.84	120.94
PFS	Provident Financial Services, Inc.	NJ	17.26	64,887	1,120.0	19.28	16.06	17.48	-1.26	-6.25	-4.43	1.18	1.27	17.40	11.18	129.74
PBIP	Prudential Bancorp, Inc.	PA	12.15	9,367	113.8	12.50	10.45	12.25	-0.82	14.41	-2.80	0.19	0.16	13.56	13.56	56.10
PULB	Pulaski Financial Corp.	MO	12.09	12,073	146.0	12.90	9.14	12.39	-2.42	3.51	-1.95	0.88	0.88	9.60	9.26	114.31
RVSB	Riverview Bancorp, Inc.	WA	4.38	22,472	98.4	4.55	3.02	4.43	-1.13	44.08	-2.23	0.86	0.86	4.46	3.33	37.45

RP ® Financial, LC.

Exhibit 1-A

Weekly Thrift Market Line - Part One

Prices As of January 16, 2015

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
SVBI	Severn Bancorp, Inc.	MD	4.57	10,067	46.0	5.04	4.26	4.50	1.56	-6.35	0.68	-0.62	-0.62	5.57	5.54	76.42
SIFI	SI Financial Group, Inc.	CT	11.21	12,783	143.3	12.00	10.66	11.01	1.82	-4.68	-1.06	0.32	0.38	12.21	10.74	104.84
SBCP	Sunshine Bancorp, Inc.	FL	12.40	4,232	52.5	12.73	11.21	12.25	1.22	NA	1.39	NA	NA	15.05	15.05	52.66
TBNK	Territorial Bancorp Inc.	HI	21.42	9,970	213.5	23.11	19.56	21.54	-0.56	-5.01	-0.60	1.51	1.40	21.77	21.77	166.14
TSBK	Timberland Bancorp, Inc.	WA	10.55	7,053	74.4	11.83	9.02	10.62	-0.66	5.18	-0.47	0.80	0.81	11.75	10.94	105.71
TRST	TrustCo Bank Corp NY	NY	6.78	94,893	643.4	7.50	6.20	6.77	0.15	-2.45	-6.61	0.47	0.45	4.11	4.10	48.29
UCBA	United Community Bancorp	IN	11.88	4,659	55.3	12.58	10.41	11.83	0.42	10.20	2.15	0.41	0.44	14.95	14.30	112.23
UCFC	United Community Financial Corp.	OH	5.12	49,689	254.4	5.62	3.17	5.38	-4.83	41.05	-4.66	0.98	0.99	4.70	4.70	36.26
UBNK	United Financial Bancorp, Inc.	CT	13.63	51,073	696.1	14.67	12.01	13.67	-0.29	-4.35	-5.08	0.17	0.66	12.38	10.02	104.04
WSBF	Waterstone Financial, Inc.	WI	13.24	34,420	455.7	13.33	10.08	12.95	2.24	25.35	0.68	0.36	0.36	13.03	13.01	52.28
WAYN	Wayne Savings Bancshares, Inc.	OH	13.20	2,822	37.2	14.59	10.58	13.11	0.69	23.25	-1.49	0.88	0.89	14.24	13.63	146.59
WEBK	Wellesley Bancorp, Inc.	MA	18.90	2,454	46.4	20.00	17.52	18.95	-0.26	-4.50	-1.52	0.77	0.77	19.89	19.89	206.01
WBB	Westbury Bancorp, Inc.	WI	16.05	5,022	80.6	16.86	13.90	16.30	-1.53	15.38	-2.13	-0.31	-0.22	17.04	17.04	113.25
WFD	Westfield Financial, Inc.	MA	7.24	18,794	136.1	8.00	6.85	7.19	0.70	-0.28	-1.36	0.33	0.31	7.67	7.67	69.77
WBKC	Wolverine Bancorp, Inc.	MI	23.75	2,268	53.9	24.10	21.45	23.99	-1.00	7.95	-0.84	0.81	0.81	27.05	27.05	149.31
WSFS	WSFS Financial Corporation	DE	75.51	9,399	709.7	79.97	63.74	75.04	0.63	0.29	-1.79	5.80	6.32	50.70	44.50	508.87

MHCs
WVFC	WVS Financial Corp.	PA	10.90	2,050	22.3	12.50	10.75	10.81	0.83	-11.38	1.11	0.50	0.51	15.50	15.50	154.72
GCBC	Greene County Bancorp, Inc. (MHC)	NY	29.50	4,217	124.4	30.87	24.97	29.50	0.00	16.46	-1.99	1.55	1.55	14.89	14.89	165.77
KRNY	Kearny Financial Corp. (MHC)	NJ	13.68	67,375	921.7	16.23	10.91	13.64	0.29	17.02	-0.51	0.16	0.17	7.30	5.68	52.41
KFFB	Kentucky First Federal Bancorp (MHC)	KY	8.07	8,520	68.8	8.97	7.47	8.02	0.61	-1.59	-1.22	0.23	0.23	7.84	6.15	34.71
LSBK	Lake Shore Bancorp, Inc. (MHC)	NY	13.35	5,939	79.3	14.00	11.95	13.60	-1.84	8.71	-1.55	0.60	0.58	11.74	11.74	81.93
MGYR	Magyar Bancorp, Inc. (MHC)	NJ	8.20	5,815	47.7	9.20	7.36	8.35	-1.80	11.26	-2.84	0.10	0.10	7.90	7.90	91.21
MSBF	MSB Financial Corp. (MHC)	NJ	10.57	5,010	53.0	10.75	7.00	10.15	4.14	29.85	3.12	0.20	0.20	8.21	8.21	68.95
NECB	NorthEast Community Bancorp, Inc. (MHC)	NY	7.13	12,376	88.2	7.44	6.55	7.06	0.99	-1.11	-1.25	0.10	0.10	8.37	8.28	40.57
OFED	Oconee Federal Financial Corp. (MHC)	SC	20.01	5,871	117.5	21.50	16.73	20.01	0.00	13.47	0.05	0.66	NA	13.27	13.27	60.82
PSBH	PSB Holdings, Inc. (MHC)	CT	7.51	6,542	49.1	9.20	6.04	7.58	-0.94	17.70	-3.48	0.18	0.20	7.93	6.87	72.14
TFSL	TFS Financial Corporation (MHC)	OH	14.12	299,345	4,226.8	15.38	11.25	14.25	-0.91	19.86	-5.14	0.22	NA	6.10	6.07	39.43

Under Acquisition
CMSB	CMS Bancorp, Inc.	NY	12.95	1,863	24.1	13.00	8.95	12.96	-0.08	37.77	0.54	0.33	0.44	12.01	12.01	146.74
COBK	Colonial Financial Services, Inc.	NJ	13.31	3,860	51.4	13.97	10.11	13.35	-0.30	5.97	-0.67	0.27	0.27	16.27	16.27	143.18
ESBF	ESB Financial Corporation	PA	17.71	18,029	319.3	19.49	11.46	17.54	0.97	32.96	-6.49	0.97	0.96	11.59	9.25	107.90
HBNK	Hampden Bancorp, Inc.	MA	19.63	5,498	107.9	21.49	15.05	20.16	-2.63	22.31	-7.45	0.83	0.88	15.49	15.49	128.35
HBOS	Heritage Financial Group, Inc.	GA	24.61	9,190	226.2	26.11	17.28	25.42	-3.19	30.56	-4.98	1.12	1.38	17.42	16.02	191.02
HCBK	Hudson City Bancorp, Inc.	NJ	9.12	528,765	4,819.7	10.35	8.53	9.56	-4.65	-1.78	-9.93	0.33	0.25	9.11	8.82	70.28
PEOP	Peoples Federal Bancshares, Inc.	MA	21.31	6,239	133.0	22.97	17.66	21.68	-1.71	19.12	-5.46	0.25	0.34	16.65	16.65	96.37
SMPL	Simplicity Bancorp, Inc.	CA	17.16	7,393	126.9	18.43	15.61	17.28	-0.69	5.15	0.06	0.72	0.76	18.60	18.07	116.77
SIBC	State Investors Bancorp, Inc.	LA	20.76	2,308	47.9	20.80	14.97	20.65	0.53	36.13	0.19	0.41	0.41	17.99	17.99	116.50

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2015 by RP® Financial, LC.

RP ® Financial, LC.

Exhibit 1-B

Weekly Thrift Market Line - Part Two

Prices As of January 16, 2015

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
ALLB	Alliance Bancorp, Inc. of Pennsylvania	PA	15.50	15.50	0.46	2.84	0.46	2.84	1.93	75.10	36.94	108.76	16.86	108.76	36.94	0.24	1.35	45.83
ANCB	Anchor Bancorp	WA	13.92	13.92	0.14	1.03	0.13	0.97	4.68	33.39	NM	97.52	13.57	97.52	95.05	NA	NA	NM
ABCW	Anchor BanCorp Wisconsin Inc.	WI	10.19	10.19	0.62	6.39	0.59	6.10	4.60	93.80	23.85	150.06	15.30	150.06	24.99	NA	NA	NM
ASBB	ASB Bancorp, Inc.	NC	12.59	12.59	0.30	2.19	0.28	2.06	2.33	70.40	40.70	94.50	11.90	94.50	43.31	NA	NA	NM
AF	Astoria Financial Corporation	NY	10.31	9.22	0.59	6.03	0.59	6.02	1.73	50.36	14.68	84.98	8.12	97.29	14.70	0.16	1.28	18.82
AFCB	Athens Bancshares Corporation	TN	13.79	13.75	0.90	6.45	0.92	6.57	2.68	56.65	17.16	111.42	15.37	111.78	16.86	0.20	0.78	10.00
ACFC	Atlantic Coast Financial Corporation	FL	9.87	9.87	-0.84	-9.49	-0.70	-7.92	4.23	29.10	NM	86.03	8.49	86.03	NM	0.00	0.00	NM
BKMU	Bank Mutual Corporation	WI	12.22	12.21	0.63	5.13	NA	NA	NA	NA	21.87	112.47	13.58	112.52	NA	0.16	2.36	48.39
BFIN	BankFinancial Corporation	IL	12.76	12.63	0.52	4.19	0.54	4.40	1.67	73.61	30.81	132.71	16.93	134.18	29.26	0.12	1.05	21.62
BNCL	Beneficial Bancorp, Inc.	PA	14.03	11.42	0.37	2.70	0.42	3.08	0.38	358.40	53.65	145.01	20.34	183.61	47.13	NA	NA	NM
BHBK	Blue Hills Bancorp, Inc.	MA	24.31	23.69	-0.24	-1.61	-0.20	-1.33	0.27	278.60	NA	90.32	21.96	93.47	NA	NA	NA	NA
BOFI	BofI Holding, Inc.	CA	8.54	8.54	1.57	17.95	1.63	18.60	0.53	80.74	19.10	290.93	24.57	290.93	18.43	NA	NA	NM
BYFC	Broadway Financial Corporation	CA	8.12	8.12	0.53	6.76	0.54	6.80	8.13	36.32	14.56	96.65	7.85	96.65	14.56	0.04	0.00	NM
BLMT	BSB Bancorp, Inc.	MA	10.12	10.12	0.31	2.73	0.31	2.73	0.66	94.22	45.32	124.62	12.61	124.62	45.32	NA	NA	NM
CBNJ	Cape Bancorp, Inc.	NJ	12.93	11.06	0.58	4.47	0.58	4.48	1.60	81.32	15.89	74.33	9.61	88.77	15.81	0.24	2.65	42.11
CFFN	Capitol Federal Financial, Inc.	KS	15.13	15.13	0.82	5.00	0.82	4.98	0.54	18.62	22.50	118.96	18.00	118.96	22.58	0.30	2.38	144.64
CARV	Carver Bancorp, Inc.	NY	8.25	8.25	-0.27	-3.11	-0.08	-0.96	3.03	42.86	NM	254.45	3.61	254.45	NM	0.00	0.00	NM
CFBK	Central Federal Corporation	OH	11.17	11.17	0.37	3.89	0.11	1.12	2.77	90.96	25.80	88.80	6.89	88.80	180.17	0.00	0.00	NM
CHFN	Charter Financial Corporation	GA	22.26	21.90	0.56	2.28	0.50	2.05	1.13	98.02	39.75	90.35	20.12	92.30	44.20	0.20	1.80	71.43
CHEV	Cheviot Financial Corp.	OH	16.54	14.95	0.45	2.80	0.37	2.33	2.53	18.13	33.50	94.86	15.69	106.98	39.98	0.36	2.69	90.00
CBNK	Chicopee Bancorp, Inc.	MA	14.16	14.16	-0.03	-0.23	-0.04	-0.26	2.08	41.37	NM	96.12	13.61	96.12	NM	0.28	1.75	NM
CSBK	Clifton Bancorp Inc.	NJ	29.52	29.52	0.54	2.34	0.53	2.32	0.41	64.74	53.08	99.56	29.39	99.56	53.65	0.24	1.80	95.43
CWAY	Coastway Bancorp, Inc.	RI	15.59	15.59	-0.29	-2.09	-0.05	-0.38	3.61	19.61	NA	79.10	12.33	79.10	NA	NA	NA	NA
DCOM	Dime Community Bancshares, Inc.	NY	10.41	9.25	1.02	9.62	1.01	9.53	0.53	85.74	12.85	123.53	12.85	140.69	12.98	0.56	3.66	47.06
ENFC	Entegra Financial Corp.	NC	11.80	11.80	NA	6.19	NA	4.77	4.49	35.10	NA	92.18	10.87	92.18	NA	NA	NA	NA
ESSA	ESSA Bancorp, Inc.	PA	10.62	9.90	0.58	5.01	0.63	5.36	2.00	30.09	15.06	82.44	8.76	89.18	14.09	0.28	2.35	35.44
EVER	EverBank Financial Corp	FL	8.39	8.16	0.70	7.79	0.78	8.72	0.58	59.99	18.84	140.14	10.81	144.85	16.65	0.16	0.89	14.74
FCAP	First Capital, Inc.	IN	12.23	11.19	1.24	10.28	1.21	10.05	1.13	98.21	12.17	120.48	14.71	133.26	12.46	0.84	3.40	41.38
FBNK	First Connecticut Bancorp, Inc.	CT	9.75	9.75	0.34	3.14	0.34	3.14	1.27	61.55	32.31	106.50	10.39	106.50	32.31	0.20	1.29	35.42
FDEF	First Defiance Financial Corp.	OH	12.93	10.26	1.07	8.39	1.08	8.49	2.53	50.03	14.58	112.42	14.54	146.13	14.42	0.70	2.10	27.29
FFNM	First Federal of Northern Michigan Bancorp, Inc.	MI	9.61	9.22	0.77	7.05	NA	NA	1.23	153.14	10.77	69.63	6.69	72.92	NA	0.08	1.43	15.38
FFNW	First Financial Northwest, Inc.	WA	19.86	19.86	1.29	6.33	1.29	6.33	7.34	20.32	15.90	104.11	20.68	104.11	15.88	0.20	1.63	25.97
FBC	Flagstar Bancorp, Inc.	MI	14.04	14.04	0.80	5.91	1.38	10.16	5.38	61.31	16.58	84.27	9.77	84.27	6.72	0.00	0.00	NM
FXCB	Fox Chase Bancorp, Inc.	PA	16.59	16.59	0.69	4.29	0.69	4.29	1.03	121.37	24.95	111.47	18.49	111.47	24.95	0.48	2.91	90.91
FSBW	FS Bancorp, Inc.	WA	13.57	13.57	0.82	5.66	0.80	5.53	0.25	484.33	15.32	92.16	12.51	92.16	15.67	0.24	1.32	19.33
GTWN	Georgetown Bancorp, Inc.	MA	11.14	11.14	0.47	4.29	0.47	4.29	NA	NA	23.31	100.62	11.21	100.62	23.31	0.17	1.03	23.59
HBK	Hamilton Bancorp, Inc.	MD	20.14	19.37	-0.32	-1.58	-0.39	-1.91	3.04	25.45	NM	72.80	14.66	76.44	NM	NA	NA	NM
HFFC	HF Financial Corp.	SD	8.16	7.81	0.59	7.48	0.58	7.38	1.36	61.20	13.39	97.62	7.97	102.41	13.56	0.45	3.17	42.45
HIFS	Hingham Institution for Savings	MA	7.83	7.83	1.52	19.30	NA	NA	NA	NA	7.88	144.07	11.28	144.07	NA	1.12	1.36	20.11
HMNF	HMN Financial, Inc.	MN	13.56	13.56	3.90	30.23	3.90	30.23	2.73	62.06	2.58	86.83	9.70	86.83	2.58	0.00	0.00	NM
HBCP	Home Bancorp, Inc.	LA	12.00	11.67	0.77	6.05	0.95	7.49	1.40	59.26	18.02	107.76	12.93	111.20	14.55	0.28	1.22	5.51
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	12.53	12.53	0.93	6.49	0.90	6.25	0.03	NM	14.09	99.69	12.49	99.69	14.63	0.28	1.45	19.71
HMST	HomeStreet, Inc.	WA	8.48	8.10	0.51	5.63	0.58	6.40	3.11	22.39	16.50	87.38	7.41	91.89	14.47	0.44	0.00	10.48
IROQ	IF Bancorp, Inc.	IL	15.22	15.22	0.62	4.28	0.64	4.41	1.09	76.56	19.23	88.09	13.41	88.09	18.65	0.10	0.60	11.63
ISBC	Investors Bancorp, Inc.	NJ	19.90	19.47	0.71	5.28	0.83	6.18	0.88	126.33	31.41	109.00	21.69	111.94	27.00	0.16	1.48	34.64
JXSB	Jacksonville Bancorp, Inc.	IL	14.43	13.67	0.95	6.81	0.87	6.20	NA	NA	13.42	88.49	12.77	94.20	14.74	0.32	1.45	19.39
LPSB	La Porte Bancorp, Inc.	IN	16.09	14.64	0.85	5.27	0.82	5.11	2.12	35.58	16.22	86.51	13.92	96.70	16.73	0.16	1.26	20.51
LABC	Louisiana Bancorp, Inc.	LA	17.97	17.97	0.84	4.61	0.83	4.59	0.31	229.02	22.20	107.42	19.30	107.42	22.27	0.20	0.90	95.00
MCBK	Madison County Financial, Inc.	NE	20.47	20.20	1.01	4.69	1.04	4.84	NA	NM	19.71	98.78	20.22	100.46	19.09	0.24	1.19	23.53
MLVF	Malvern Bancorp, Inc.	PA	14.16	14.16	0.06	0.43	0.05	0.39	0.99	134.97	NM	107.21	15.18	107.21	NM	0.11	0.00	NM
MELR	Melrose Bancorp, Inc.	MA	10.17	10.17	NA	NA	NA	NA	NA	61.68	NA	NA	NA	NA	NA	NA	NA	NA
EBSB	Meridian Bancorp, Inc.	MA	18.02	17.67	0.72	6.57	0.56	5.17	1.40	62.93	30.09	108.25	19.51	110.91	38.23	NA	NA	NM
CASH	Meta Financial Group, Inc.	SD	8.51	8.39	0.81	10.01	0.84	10.37	0.27	99.30	12.96	115.70	9.85	117.44	12.51	0.52	1.59	20.55
NVSL	Naugatuck Valley Financial Corporation	CT	12.15	12.15	-0.42	-3.54	-0.34	-2.90	1.65	91.56	NM	107.98	13.12	107.98	NM	0.00	0.00	NM
NHTB	New Hampshire Thrift Bancshares, Inc.	NH	10.38	6.94	0.64	6.30	0.68	6.70	1.16	55.85	14.31	98.21	8.81	168.83	13.43	0.52	3.33	47.71
NYCB	New York Community Bancorp, Inc.	NY	11.87	7.21	1.00	8.28	1.00	8.25	0.32	199.13	14.44	118.36	14.05	205.25	14.49	1.00	6.47	93.46
NFBK	Northfield Bancorp, Inc.	NJ	21.12	20.67	0.75	2.95	0.77	3.02	1.34	68.07	36.74	117.47	24.82	120.73	35.85	0.28	1.95	66.67
NWBI	Northwest Bancshares, Inc.	PA	13.76	11.73	0.82	5.87	0.75	5.37	1.85	55.19	16.90	105.87	14.56	127.06	18.46	0.52	4.33	228.17
OSHC	Ocean Shore Holding Co.	NJ	10.11	9.66	0.60	5.79	0.60	5.78	1.00	40.17	15.26	89.22	9.02	93.86	15.28	0.24	1.66	25.26
OCFC	OceanFirst Financial Corp.	NJ	9.47	9.47	0.74	7.85	0.85	9.08	2.02	40.67	16.52	129.34	12.25	129.34	14.37	0.52	3.15	49.00
ONFC	Oneida Financial Corp.	NY	12.06	9.02	0.84	6.95	0.69	5.75	0.21	252.42	13.97	95.13	11.47	131.74	17.03	0.48	3.74	52.17
ORIT	Oritani Financial Corp.	NJ	16.16	16.16	1.35	7.76	1.35	7.76	0.71	166.30	15.46	126.65	20.47	126.65	15.45	0.70	4.77	100.00
PBHC	Pathfinder Bancorp, Inc.	NY	7.96	7.22	0.48	5.75	0.44	5.28	1.72	55.17	17.19	132.72	7.62	154.72	18.96	0.12	1.22	14.83
PBCT	People’s United Financial, Inc.	CT	12.87	7.47	0.75	5.44	0.75	5.46	NA	NA	17.00	94.87	12.21	173.69	16.95	0.66	4.62	97.92
PBSK	Poage Bankshares, Inc.	KY	16.22	15.76	0.22	1.30	0.47	2.76	0.97	68.37	NM	86.46	14.03	89.50	30.73	0.20	1.34	100.00
PBCP	Polonia Bancorp, Inc.	PA	13.03	13.03	0.00	0.02	0.00	0.02	NA	NA	NM	89.29	11.63	89.29	NM	NA	NA	NM
PROV	Provident Financial Holdings, Inc.	CA	13.10	13.10	0.67	4.99	0.67	4.99	1.46	65.94	19.61	95.33	12.49	95.33	19.61	0.44	2.91	54.55
PFS	Provident Financial Services, Inc.	NJ	13.41	9.05	0.90	6.61	0.97	7.15	1.50	52.74	14.63	99.20	13.30	154.44	13.54	0.60	3.48	50.85
PBIP	Prudential Bancorp, Inc.	PA	24.63	24.63	0.34	1.38	0.29	1.18	1.49	32.36	63.95	89.60	22.07	89.60	74.89	0.12	0.99	47.37
PULB	Pulaski Financial Corp.	MO	8.12	7.86	0.87	9.72	0.87	9.74	3.75	34.78	13.74	125.98	10.23	130.57	13.68	0.38	3.14	43.18
RVSB	Riverview Bancorp, Inc.	WA	11.98	9.22	2.37	21.04	2.38	20.89	3.37	48.72	5.09	98.12	11.70	131.72	5.09	0.00	0.00	NM

RP ® Financial, LC.

Exhibit 1-B

Weekly Thrift Market Line - Part Two

Prices As of January 16, 2015

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
SVBI	Severn Bancorp, Inc.	MD	10.75	10.72	-0.52	-4.95	-0.52	-4.95	5.80	23.42	NM	82.02	6.19	82.51	NM	0.00	0.00	NM
SIFI	SI Financial Group, Inc.	CT	11.65	10.39	0.30	2.60	0.35	3.09	0.71	92.78	35.03	91.80	10.69	104.40	29.53	0.12	1.07	37.50
SBCP	Sunshine Bancorp, Inc.	FL	28.59	28.59	NA	-0.67	NA	-0.75	4.64	19.43	NA	82.38	23.55	82.38	NA	NA	NA	NA
TBNK	Territorial Bancorp Inc.	HI	13.11	13.11	0.87	6.62	0.80	6.13	0.47	21.69	14.19	98.37	12.89	98.37	15.26	0.64	2.99	46.36
TSBK	Timberland Bancorp, Inc.	WA	11.10	10.42	0.79	7.08	0.80	7.14	5.08	37.62	13.19	89.82	9.97	96.40	13.06	0.20	1.90	22.50
TRST	TrustCo Bank Corp NY	NY	8.50	8.49	0.97	11.82	0.94	11.45	1.16	99.33	14.55	165.00	14.02	165.23	15.02	0.26	3.87	56.33
UCBA	United Community Bancorp	IN	13.44	12.94	0.38	2.72	0.41	2.93	2.73	41.01	28.98	79.47	10.68	83.06	26.95	0.24	2.02	58.54
UCFC	United Community Financial Corp.	OH	12.97	12.97	2.81	24.58	2.84	24.79	2.79	39.55	5.22	108.84	14.12	108.89	5.18	0.04	0.78	2.04
UBNK	United Financial Bancorp, Inc.	CT	12.26	10.16	0.20	1.60	0.77	6.08	0.75	59.69	NM	110.13	13.50	136.01	20.68	0.40	2.93	235.29
WSBF	Waterstone Financial, Inc.	WI	24.93	24.90	0.70	3.23	0.70	3.23	4.39	38.45	36.78	101.61	25.33	101.74	36.78	0.20	1.51	55.56
WAYN	Wayne Savings Bancshares, Inc.	OH	9.72	9.34	0.60	6.24	0.61	6.34	1.98	33.88	15.00	92.68	9.00	96.82	14.76	0.36	2.73	39.77
WEBK	Wellesley Bancorp, Inc.	MA	9.63	9.63	0.38	3.78	0.37	3.76	NA	NA	24.55	95.02	9.15	95.02	24.68	0.10	0.53	9.74
WBB	Westbury Bancorp, Inc.	WI	15.21	15.21	-0.26	-1.59	-0.19	-1.15	1.28	82.48	NM	94.18	14.32	94.18	NM	NA	NA	NM
WFD	Westfield Financial, Inc.	MA	11.01	11.01	0.49	4.19	0.46	3.93	0.68	86.78	21.94	94.44	10.39	94.44	23.37	0.12	1.66	63.64
WBKC	Wolverine Bancorp, Inc.	MI	18.15	18.15	0.55	2.84	0.55	2.84	1.68	162.46	29.32	87.81	15.94	87.81	29.32	NA	NA	74.07
WSFS	WSFS Financial Corporation	DE	9.96	8.85	1.18	12.85	1.28	14.02	0.99	96.32	13.02	148.95	14.83	169.67	11.95	0.60	0.79	8.79

MHCs
WVFC	WVS Financial Corp.	PA	10.02	10.02	0.32	3.14	0.33	3.18	0.15	51.08	21.80	70.34	7.05	70.34	21.54	0.16	1.47	32.00
GCBC	Greene County Bancorp, Inc. (MHC)	NY	8.98	8.98	0.98	10.96	0.98	10.96	1.09	105.61	19.03	198.09	17.80	198.09	19.03	0.72	2.44	45.81
KRNY	Kearny Financial Corp. (MHC)	NJ	13.93	11.18	0.31	2.21	0.33	2.30	0.85	43.66	NM	187.36	26.10	240.91	81.61	0.00	0.00	NM
KFFB	Kentucky First Federal Bancorp (MHC)	KY	22.73	18.74	0.63	2.88	0.63	2.88	NA	NA	35.09	102.87	23.38	131.18	35.09	0.40	4.96	173.91
LSBK	Lake Shore Bancorp, Inc. (MHC)	NY	14.33	14.33	0.70	5.05	0.68	4.86	1.22	32.61	22.25	113.71	16.29	113.71	23.13	0.28	2.10	46.67
MGYR	Magyar Bancorp, Inc. (MHC)	NJ	8.66	8.66	0.11	1.25	0.10	1.20	5.15	28.41	NM	103.82	8.99	103.82	85.42	NA	NA	NM
MSBF	MSB Financial Corp. (MHC)	NJ	11.90	11.90	0.28	2.39	0.28	2.39	5.65	19.12	52.85	128.81	15.33	128.81	52.85	0.00	0.00	NM
NECB	NorthEast Community Bancorp, Inc. (MHC)	NY	20.63	20.46	0.26	1.17	0.27	1.21	4.97	18.40	NM	85.20	17.58	86.07	69.09	0.12	1.68	120.00
OFED	Oconee Federal Financial Corp. (MHC)	SC	21.68	21.68	1.05	4.95	NA	NA	0.61	54.15	30.32	150.77	32.69	150.77	NA	0.40	2.00	60.61
PSBH	PSB Holdings, Inc. (MHC)	CT	10.99	9.67	0.23	2.08	0.26	2.33	NA	NA	41.72	94.70	10.41	109.26	37.32	0.16	0.00	NM
TFSL	TFS Financial Corporation (MHC)	OH	15.58	15.51	0.57	3.52	NA	NA	2.24	33.56	64.18	231.56	36.09	232.79	NA	0.28	1.98	63.64

Under Acquisition
CMSB	CMS Bancorp, Inc.	NY	8.73	8.73	0.25	2.82	0.32	3.66	NA	NA	39.24	107.81	8.87	107.81	29.20	NA	NA	NM
COBK	Colonial Financial Services, Inc.	NJ	11.36	11.36	0.18	1.64	0.18	1.61	3.74	25.32	49.30	81.80	9.30	81.80	49.13	NA	NA	NM
ESBF	ESB Financial Corporation	PA	10.55	8.59	0.91	8.95	0.90	8.88	1.04	37.63	18.26	152.78	16.20	191.38	18.43	0.40	2.26	41.24
HBNK	Hampden Bancorp, Inc.	MA	12.14	12.14	0.64	5.20	0.67	5.51	1.48	55.99	23.65	126.70	15.38	126.70	22.32	0.32	1.63	33.73
HBOS	Heritage Financial Group, Inc.	GA	9.11	8.44	0.60	6.60	0.74	8.14	0.88	85.65	21.97	141.30	12.87	153.59	17.80	0.28	1.14	25.00
HCBK	Hudson City Bancorp, Inc.	NJ	12.96	12.60	0.43	3.43	0.32	2.56	2.90	24.25	27.62	100.09	12.97	103.36	36.98	0.16	1.76	48.48
PEOP	Peoples Federal Bancshares, Inc.	MA	17.28	17.28	0.24	1.39	0.33	1.88	0.35	189.91	NM	127.98	22.11	127.98	62.75	0.20	0.94	76.00
SMPL	Simplicity Bancorp, Inc.	CA	15.93	15.54	0.61	3.78	0.64	3.97	1.82	28.15	23.83	92.24	14.69	94.97	22.64	0.36	2.10	48.61
SIBC	State Investors Bancorp, Inc.	LA	15.44	15.44	0.39	2.45	0.39	2.45	1.14	46.18	50.63	115.39	17.82	115.39	50.63	NA	NA	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2015 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

EXHIBIT 2

PRO FORMA ANALYSIS SHEET

Kearny Financial Corp.

Prices as of January 16, 2015

Valuation Midpoint Pricing Multiples		Symbol	Subject at Midpoint	Peer Group		New Jersey		All Public
				Mean	Median	Mean	Median	Mean	Median
Price-earnings multiple	=	P/E	80.12x	16.48x	15.46x	18.20x	15.66x	17.80x	16.22x
Price-core earnings multiple	=	P/CE	81.64x	16.11x	15.02x	16.91x	15.37x	17.51x	15.74x
Price-book ratio	=	P/B	81.10%	123.42%	118.96%	105.60%	104.28%	106.45%	98.21%
Price-tangible book ratio	=	P/TB	90.01%	136.48%	129.34%	115.66%	116.33%	114.48%	102.41%
Price-assets ratio	=	P/A	21.49%	15.65%	14.02%	17.57%	16.88%	13.64%	12.89%

Valuation Parameters				Adjusted
Pre-Conversion Earnings (Y)	$9,709,327	(12 Mths 12/14(2)	ESOP Stock (% of Offering + Foundation) (E)	5.00%
Pre-Conversion Core Earnings (YC)	$9,501,327	(12 Mths 12/14(2)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$493,451,000	(2)	ESOP Amortization (T)	20.00	Years
Pre-Conv. Tang. Book Value (B)	$384,170,000	(2)	Stock Program (% of Offering + Foundation (M)	2.50%
Pre-Conversion Assets (A)	$3,548,086,000	(2)	Stock Programs Vesting (N)	5.00	Years
Reinvestment Rate (R)	1.65%		Fixed Expenses	$3,185,000
Tax rate (TAX)	35.00%		Variable Expenses (Blended Commission %)	2.95%
After Tax Reinvest. Rate (R)	1.07%		Percentage Sold (PCT)	77.1264%
Est. Conversion Expenses (1)(X)	3.41%		MHC Assets	$217,000
Insider Purchases	$2,545,000		Options as (% of Offering + Foundation) (O1)	6.00%
Price/Share	$10.00		Estimated Option Value (O2)	22.30%
Foundation Cash Contribution (FC)	$5,000,000		Option Vesting Period (O3)	5.00	Years
Foundation Stock Contribution (FS)	$5,000,000		% of Options taxable (O4)	25.00%
Foundation Tax Benefit (FT)	$3,500,000

Calculation of Pro Forma Value After Conversion

1.	V=	P/E * (Y - FC * R)	V=	$893,352,780
		1 - P/E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

2.	V=	P/Core E * (YC)	V=	$893,152,780
		1 - P/Core E * PCT * ((1-X-E-M-FS)*R - (1-TAX)*(E/T) - (1-TAX)*(M/N)-(1-TAX*O4)*(O1*O2/O3)))

3.	V=	P/TB * (B-FC+FT)	V=	$893,152,780
		1 - P/B * PCT * (1-X-E-M)

4.	V=	P/TB * (B-FC+FT)	V=	$893,152,780
		1 - P/TB * PCT * (1-X-E-M)

5.	V=	P/A * (A-FC+FT)	V=	$893,152,780
		1 - P/A * PCT * (1-X-E-M)

Shares		2nd Step	Full	Plus:	Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization	Exchange
Conclusion	Offering Shares	Shares	Shares	Shares	Shares	Ratio
Maximum	78,775,000	23,362,570	102,137,570	500,000	102,637,570	1.5156
Midpoint	68,500,000	20,315,278	88,815,278	500,000	89,315,278	1.3179
Minimum	58,225,000	17,267,987	75,492,987	500,000	75,992,987	1.1202

Market Value

		2nd Step	Full		Total Market
	2nd Step	Exchange	Conversion	Foundation	Capitalization
Conclusion	Offering Value	Shares Value	$ Value	$ Value	$ Value
Maximum	$787,750,000	$233,625,700	$1,021,375,700	5,000,000	$1,026,375,700
Midpoint	$685,000,000	$203,152,780	$888,152,780	5,000,000	$893,152,780
Minimum	$582,250,000	$172,679,870	$754,929,870	5,000,000	$759,929,870

(1)	Estimated offering expenses at midpoint of the offering.
(2)	Adjusted to reflect consolidation and reinvesment of $217,000 of MHC net assets.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Kearny Financial Corp.

At the Minimum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$759,929,870
	Exchange Ratio	1.12021

	2nd Step Offering Proceeds	$582,250,000
	Less: Estimated Offering Expenses	20,333,425

	2nd Step Net Conversion Proceeds (Including Foundation)	$561,916,575

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$561,916,575
	Less: Cash Contribution to Foundation	(5,000,000)
	Less: ESOP Stock Purchases (1)	(29,362,500)
	Less: RRP Stock Purchases (2)	(14,681,250)

	Net Cash Proceeds	$512,872,825
	Estimated after-tax net incremental rate of return	1.07%

	Earnings Increase	$5,500,561
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(954,281)
	Less: RRP Vesting (3)	(1,908,563)
	Less: Option Plan Vesting (4)	(1,433,976)

	Net Earnings Increase	$1,203,741

3.	Pro Forma Earnings		Before Conversion(5)	Net Earnings Increase	After Conversion
	12 Months ended December 31, 2014 (reported)		$9,709,327	$1,203,741	$10,913,068
	12 Months ended December 31, 2014 (core)		$9,501,327	$1,203,741	$10,705,068

4.	Pro Forma Net Worth	Before Conversion(5)	Net Cash Proceeds	Tax Benefit and Other	After Conversion
	December 31, 2014	$493,451,000	$512,872,825	$3,500,000	$1,009,823,825
	December 31, 2014 (Tangible)	$384,170,000	$512,872,825	$3,500,000	$900,542,825

5.	Pro Forma Assets	Before Conversion(5)	Net Cash Proceeds	Tax Benefit and Other	After Conversion
	December 31, 2014	$3,548,086,000	$512,872,825	$3,500,000	$4,064,458,825

(1) Includes ESOP purchases of 5% of the second step offering.
(2) Includes RRP purchases of 2.5% of the second step offering.
(3) ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 35.00%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Kearny Financial Corp.

At the Midpoint of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$893,152,780
	Exchange Ratio	1.31790

	2nd Step Offering Proceeds	$685,000,000
	Less: Estimated Offering Expenses	23,364,550

	2nd Step Net Conversion Proceeds (Including Foundation)	$661,635,450

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$661,635,450
	Less: Cash Contribution to Foundation	(5,000,000)
	Less: ESOP Stock Purchases (1)	(34,500,000)
	Less: RRP Stock Purchases (2)	(17,250,000)

	Net Cash Proceeds	$604,885,450
	Estimated after-tax net incremental rate of return	1.07%

	Earnings Increase	$6,487,396
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(1,121,250)
	Less: RRP Vesting (3)	(2,242,500)
	Less: Option Plan Vesting (4)	(1,684,877)

	Net Earnings Increase	$1,438,770

3.	Pro Forma Earnings		Before Conversion(5)	Net Earnings Increase	After Conversion
	12 Months ended December 31, 2014 (reported)		$9,709,327	$1,438,770	$11,148,097
	12 Months ended December 31, 2014 (core)		$9,501,327	$1,438,770	$10,940,097

4.	Pro Forma Net Worth	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2014	$493,451,000	$604,885,450	$3,500,000	$1,101,836,450
	December 31, 2014 (Tangible)	$384,170,000	$604,885,450	$3,500,000	$992,555,450

5.	Pro Forma Assets	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2014	$3,548,086,000	$604,885,450	$3,500,000	$4,156,471,450

(1)	Includes ESOP purchases of 5% of the second step offering.
(2)	Includes RRP purchases of 2.5% of the second step offering.
(3)	ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 35.00%
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	Adjusted to reflect consolidation and reinvestment of net MHC assets.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Kearny Financial Corp.

At the Maximum of the Range

1.	Fully Converted Value and Exchange Ratio
	Fully Converted Value	$1,026,375,700
	Exchange Ratio	1.51558

	2nd Step Offering Proceeds	$787,750,000
	Less: Estimated Offering Expenses	26,395,675

	2nd Step Net Conversion Proceeds (Including Foundation)	$761,354,325

2.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$761,354,325
	Less: Cash Contribution to Foundation	(5,000,000)
	Less: ESOP Stock Purchases (1)	(39,637,500)
	Less: RRP Stock Purchases (2)	(19,818,750)

	Net Cash Proceeds	$696,898,075
	Estimated after-tax net incremental rate of return	1.07%

	Earnings Increase	$7,474,232
	Less: Consolidated interest cost of ESOP borrowings	0
	Less: Amortization of ESOP borrowings(3)	(1,288,219)
	Less: RRP Vesting (3)	(2,576,438)
	Less: Option Plan Vesting (4)	(1,935,777)

	Net Earnings Increase	$1,673,799

3.	Pro Forma Earnings		Before Conversion(5)	Net Earnings Increase	After Conversion

	12 Months ended December 31, 2014 (reported)		$9,709,327	$1,673,799	$11,383,126
	12 Months ended December 31, 2014 (core)		$9,501,327	$1,673,799	$11,175,126

4.	Pro Forma Net Worth	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2014	$493,451,000	$696,898,075	$3,500,000	$1,193,849,075
	December 31, 2014 (Tangible)	$384,170,000	$696,898,075	$3,500,000	$1,084,568,075

5.	Pro Forma Assets	Before Conversion (5)	Net Cash Proceeds	Tax Benefit of Foundation	After Conversion
	December 31, 2014	$3,548,086,000	$696,898,075	$3,500,000	$4,248,484,075

(1) Includes ESOP purchases of 5% of the second step offering.
(2) Includes RRP purchases of 2.5% of the second step offering.
(3) ESOP amortized over 20 years, RRP amortized over 5 years, tax effected at: 35.00%
(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5) Adjusted to reflect consolidation and reinvestment of net MHC assets.

EXHIBIT 4

Calculation of Minority Ownership Dilution in a Second-Step Offering

Exhibit 4

Kearny Financial Corp.

Impact of MHC Assets & Waived Dividends on Minority Ownership In 2nd Step

Stock Ownership Data as of December 31, 2014

Financial Data as of December 31, 2014

Reflects Pro Forma Market Value as of January 16, 2015

Key Input Assumptions

Mid-Tier Stockholders’ Equity	$493,234,000	(BOOK)
Aggregate Dividends Waived by MHC	$0	(WAIVED DIVIDENDS)
Minority Ownership Interest	22.8792%	(PCT)
Pro Forma Market Value	$893,152,780	(VALUE)
Market Value of MHC Assets (Other than Stock in Mid-Tier)	$217,000	(MHC ASSETS)

Adjustment for MHC Assets & Waived Dividends - 2 Step Calculation (as required by FDIC & FRB)

		(BOOK - WAIVED DIVIDENDS) x PCT
Step 1: To Account for Waiver of Dividends	=	BOOK

	=	22.8792%

		(VALUE - MHC ASSETS) x Step 1
Step 2: To Account for MHC Assets	=	VALUE

	=	22.8736%	(rounded)

Current Ownership

MHC Shares	51,960,337	77.12%
Public Shares	15,414,910	22.88%
Total Shares	67,375,247	100.00%

EXHIBIT 5

Firm Qualifications Statement

RP FINANCIAL, LC.

Advisory | Planning | Valuation

FIRM QUALIFICATION STATEMENT

RP® Financial, LC. (“RP Financial”) provides financial and management consulting, merger advisory and valuation services to the financial services companies, including banks, thrifts, credit unions, insurance companies, mortgage companies and others. We offer a broad array of services, high quality and prompt service, hands-on involvement by our senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff has extensive consulting, valuation, financial advisory and industry backgrounds.

STRATEGIC PLANNING SERVICES

RP Financial’s strategic planning services, for established or de novo banking companies, provide effective feasible plans with quantifiable results to enhance shareholder value, achieve regulatory approval or realize other objectives. We conduct situation analyses; establish mission/vision statements, develope strategic goals and objectives; and identify strategies to enhance value, address capital, increase earnings, manage risk and tackle operational or organizational matters. Our proprietary financial simulation models facilitate the evaluation of the feasibility, impact and merit of alternative financial strategies.

MERGER ADVISORY SERVICES

RP Financial’s merger advisory services include targeting buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring deal terms, preparing merger business plans and financial simulations, rendering fairness opinions, preparing fair valuation analyses and supporting post-merger strategies. RP Financial is also expert in de novo charters, shelf charters and failed bank deals with loss sharing or other assistance. Through financial simulations, valuation proficiency and regulatory familiarity, RP Financial’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP Financial’s extensive valuation practice includes mergers, thrift stock conversions, insurance company demutualizations, merger valuation and goodwill impairment, ESOPs, going private, secondary offerings and other purposes. We are highly experienced in performing appraisals conforming with regulatory guidelines and appraisal standards. RP Financial is the nation’s leading valuation firm for thrift stock conversions, with offerings ranging up to $4 billion.

MANAGEMENT STUDIES

RP Financial provides effective organizational planning, and we are often engaged to prepare independent management studies required for regulatory enforcement actions. We evaluate Board, management and staffing needs, assess existing talent and capabilities and make strategic recommendations for new positions, replacement, succession and other organizational matters.

ENTERPRISE RISK ASSESSMENT SERVICES

RP Financial provides effective enterprise risk assessment consulting services to assist our clients in evaluating the degree to which they have properly identified, understood, measured, monitored and controlled enterprise risk as part of a deliberate risk/reward strategy and to help them implement strategies to mitigate risk, enhance performance, ensure effective reporting and compliance with laws and regulations and avoid potential future damage to their reputation and associated consequences and to mitigate residual risk and unanticipated losses.

OTHER CONSULTING SERVICES

RP Financial provides other consulting services including evaluating regulatory changes, development diversification and branching strategies, conducting feasibility studies and other research, and preparing management studies in response to regulatory enforcement actions. We assist clients with CRA plans and revising policies and procedures. Our other consulting services are aided by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (34)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (31)	(703) 647-6546	wpommerening@rpfinancial.com
Marcus Faust, Director (27)	(703) 647-6553	mfaust@rpfinancial.com
Gregory E. Dunn, Director (32)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (29)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (28)	(703) 647-6549	joren@rpfinancial.com
Timothy M. Biddle, Senior Vice President (25)	(703) 647-6552	tbiddle@rpfinancial.com
Carla H. Pollard, Senior Vice President (26)	(703) 647-6556	cpollard@rpfinancial.com

RP Financial, LC. 1100 North Glebe Road, Suite 600 Arlington, VA 22201	1	Phone:(703) 528-1700 Fax:(703) 528-1788 www.rpfinancial.com